                                                                   EXHIBIT 10.65


                           SECOND AMENDED AND RESTATED
                     LIMITED LIABILITY COMPANY AGREEMENT OF
                             RAMCO JACKSONVILLE LLC

                                TABLE OF CONTENTS

ARTICLE I FORMATION, CONTINUATION, NAME, PURPOSES,
       PRINCIPAL OFFICE, TERM OF THE COMPANY AND RELATED
       MATTERS                                                                      1
   1.01     Formation and Continuation                                              1
   1.02     Name                                                                    2
   1.03     Purposes                                                                2
   1.04     Principal Office, Registered Offices and Resident Agent                 2
   1.05     Term                                                                    2
   1.06     Treatment of the Company                                                3

ARTICLE II CAPITAL AND RELATED MATTERS                                              3
   2.01     Initial Capital Contributions                                           3
   2.02     Additional Capital Contributions                                        3
   2.03     Financing Matters                                                       3
   2.04     Return of Capital Contributions                                         4
   2.05     Limited Liability of Members                                            4

ARTICLE III  ALLOCATIONS AND DISTRIBUTIONS                                          4
   3.01     Allocations of Profit and Loss                                          4
   3.02     Distribution of Cash Flow                                               7
   3.03     Distribution of Net Sale or Refinancing Proceeds                        9

ARTICLE IV MEETINGS OF MEMBERS AND RELATED MATTERS                                 10
   4.01     Annual Meetings                                                        10
   4.02     Development, Management and Leasing of the Shopping Center             11
   4.03     Right of First Refusal                                                 11

ARTICLE V MANAGEMENT                                                               12
   5.01     Management and Responsibilities of the Manager                         12
   5.02     Investment Committee                                                   12
   5.03     Number; Election; Term of Office; and Qualifications                   15
   5.04     Resignation                                                            15
   5.05     Vacancies                                                              15
   5.06     Annual and Regular Meetings                                            15
   5.07     Special Meetings                                                       16
   5.08     Notice of Meetings                                                     16
   5.09     Quorum                                                                 16
   5.10     Reimbursement                                                          16
   5.11     Participation in a Meeting by Conference Telephone                     16
   5.12     Written Consent in Lieu of Meeting                                     17
   5.13     Minutes                                                                17
   5.14     Duty to Devote Time; Other Activities                                  17

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
ARTICLE VI BOOKS, RECORDS AND ACCOUNTING                                           17
   6.01     Fiscal Year Accounting                                                 17
   6.02     Books and Records                                                      17
   6.03     Tax Matters Partner                                                    18
   6.04     Tax Information and Financial Statements                               18
   6.05     Withholding                                                            18

ARTICLE VII ASSIGNMENT OF MEMBERSHIP INTERESTS,
            WITHDRAWAL OF A MEMBER AND RELATED MATTERS                             19
   7.01     Assignment                                                             19
   7.02     Substitution of Members                                                20
   7.03     Transfers of Interests in Members                                      21
   7.04     References to "Member" and "Members" in the Event of Successors        21
   7.05     Prohibition on Withdrawal                                              21
   7.06     Occurrence of a Disability Event With Respect to a Member              22
   7.07     Single Representative to Act on Behalf of Successors                   22
   7.08     Succession by Individuals to Membership Interests of Members           23

ARTICLE VIII DISSOLUTION AND WINDING UP; CONTINUATION OF BUSINESS                  23
   8.01     Winding Up and Liquidation of the Company                              23
   8.02     Certificate of Dissolution                                             23

ARTICLE IX MISCELLANEOUS PROVISIONS                                                23
   9.01     Indemnification                                                        23
   9.02     Notices                                                                24
   9.03     Terms                                                                  25
   9.04     Article and  Section Headings                                          25
   9.05     Entire Agreement                                                       25
   9.06     Severability                                                           26
   9.07     Amendment                                                              26
   9.08     Binding Effect                                                         26
   9.09     Governing Law                                                          26
   9.10     Counterparts                                                           26
   9.11     No Third Party Rights Created Hereby                                   26
   9.12     Additional Acts and Instruments                                        26
   9.13     Date of Agreement                                                      27

ARTICLE X DEFINITIONS                                                              27
   10.01       Definitions                                                         27

EXHIBITS

      A      Property
      B      Initial Capital Contribution
      C      Construction, Property Management Agreement and Indemnity Agreement

                                       ii
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                           SECOND AMENDED AND RESTATED
                     LIMITED LIABILITY COMPANY AGREEMENT OF
                             RAMCO JACKSONVILLE LLC

      THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ("Agreement") is made and entered into as of the 1st day of March, 2005, by and between (i) Ramco-Gershenson Properties, L.P., a Delaware limited partnership with offices located at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334 ("Ramco") and (ii) SGS Equities LLC, a New York limited liability company ("SGS"). All capitalized terms used in this Agreement are defined in
Article X of this Agreement.

                                R E C I T A L S:

      A. On February 4, 2004 (the "Formation Date"), Ramco formed Ramco Jacksonville LLC, a Michigan limited liability company (the "Company") under the Michigan Limited Liability Company Act, MCL Sections 450.4101 et. seq., as amended (the "Act") by filing Articles of Organization with respect to the Company ("Certificate") with the director of the Michigan Department of Labor and Economic Growth. Ramco was the sole member of the Company. Ramco executed a Limited Liability Company Agreement for the Company on January 12, 2004, as restated on August 23, 2004 (the "Original Agreement").

      B. Simultaneously with the execution hereof, SGS has made a contribution to the Company and in consideration thereof has obtained an eighty percent (80%) Membership Interest in the Company.

      C. Ramco and SGS desire to evidence their agreements with respect to the Company by amending and restating the Original Agreement.

      Accordingly, the parties agree that the Original Agreement is amended and restated in its entirety as follows:

                                    ARTICLE I
           FORMATION, CONTINUATION, NAME, PURPOSES, PRINCIPAL OFFICE,
                     TERM OF THE COMPANY AND RELATED MATTERS

1.01  FORMATION AND CONTINUATION

      The Company was formed by the filing of the Certificate on the Formation Date. The Company shall be continued. The relationship of the Members, with respect to the Company, shall be governed by this Agreement.

1.02  NAME

      The name of the Company shall remain Ramco Jacksonville LLC. The Company may also conduct its business under such assumed name or names as shall be selected by both Ramco and SGS at any time and from time to time.

1.03  PURPOSES

      a. The Company is being formed, and the purposes of the Company are, to
(i) acquire certain land in the City of Jacksonville, Duval County, Florida, consisting of ninety three and 2/10 (93.2) acres, as described on Exhibit A attached hereto and made a part hereof (the "Property") as the Property may be expanded from time to time by the Company acquiring additional land in the vicinity of the Property; (ii) construct, manage, operate, lease, sell, finance, refinance, develop, redevelop and dispose of a retail development upon the Property (the "Shopping Center"), including leasing, subleasing and selling all or portions of the Property; and (iii) engage in any and all activities related or incidental to the foregoing.

      b. The Company shall have all the powers necessary or appropriate for the accomplishment of the Company's purposes.

1.04  PRINCIPAL OFFICE, REGISTERED OFFICES AND RESIDENT AGENT

      a. The principal office of the Company shall be located at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334. The Company shall have an office at such other address(es) as may be designated from time to time by the Investment Committee by majority vote, including such offices as may be required by each jurisdiction in which the Company transacts business, or expects to transact business. The address of the office of the Company in the State of Michigan required to be maintained pursuant to the Act is 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334, or such other address as may be designated from time to time by the Investment Committee by majority vote.

      b. The name and address of the registered agent for service of process on the Company in the State of Michigan is Dennis Gershenson, whose address is c/o Ramco-Gershenson Properties, L.P., 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334, or such other agent and address as may be designated from time to time by the Investment Committee by majority vote. In addition, Investment Committee by majority vote shall appoint such other registered agents for service of process on the Company, as may be required by those jurisdictions in which the Company transacts business, or expects to transact business.

1.05  TERM

      a. The term of the Company commenced on the Formation Date.

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      b. The term of the Company shall end and the Company shall dissolve on the earlier of the following dates ("Termination Date"):

            (1) The sale or other disposition of all or substantially all the assets of the Company;

            (2) The decision of Ramco and SGS to terminate the Company;

            (3) The tenth (10th) anniversary of the date of this Agreement (and upon expiration the Property will be sold); or

            (4) Any other event which, under this Agreement or the Act, results in the dissolution of the Company.

1.06  TREATMENT OF THE COMPANY

      The Company was formed as a limited liability company under and pursuant to the Act. The Members specifically intend and agree that the Company not be a partnership (including, a limited partnership) or any other venture, but a limited liability company under and pursuant to the Act. No Member shall be construed to be a partner in the Company or a partner of any entity or Member. The Certificate and this Agreement and the relationships created thereby and arising therefrom shall not be construed to suggest otherwise. Notwithstanding the foregoing, the Members intend that the Company be treated as a partnership for federal income tax purposes.

                                   ARTICLE II
                           CAPITAL AND RELATED MATTERS

2.01  INITIAL CAPITAL CONTRIBUTIONS

      Each Member has initially contributed to the capital of the Company cash or property in the amount set forth opposite its respective name in column (2) on Exhibit B attached hereto. Ramco's contribution consists of amounts previously contributed to the Company in connection with predevelopment activities for the Shopping Center.

2.02  ADDITIONAL CAPITAL CONTRIBUTIONS

      Neither Member shall be required to contribute any additional capital to the Company. If the Members both agree to contribute additional capital to the Company, the amount so contributed by the Members shall be contributed on a proportionate basis based upon each Member's Applicable Percentage.

2.03  FINANCING MATTERS

      The Company may obtain a construction loan to finance the construction of the Shopping Center (the "Construction Loan") with such lender as the Company may desire (the "Construction Lender"), which Construction Lender may be an independent

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third party lender or may be a company that is an Affiliate of one of the
Members, so long as such Affiliate does not charge more than market rates or market fees in connection therewith. The Company may elect to supplement the Construction Loan by obtaining a mezzanine loan (the "Mezzanine Loan") from such lender as the Company may desire (the "Mezzanine Lender"), which Mezzanine Lender may be an independent third party lender or may be a company that is an Affiliate of one of the Members, so long as such Affiliate does not charge more than market rates or market fees in connection therewith. Until a Construction Loan is obtained, the Company shall borrow such funds as may be necessary or desired from the Mezzanine Lender. The Manager may obtain the Construction Loan and the Mezzanine Loan for the Company, so long as the aggregate amount of such Loans does not exceed Seventy Million Dollars ($70,000,000.00). The Investment Committee must approve by majority vote all financing obtained by the Company for any purpose, provided that such approval shall be deemed given with respect to Loans described in the immediately preceding sentence so long as the Manager obtains the same on commercially reasonable terms. Each Member covenants and warrants to the other that their actions or inactions will not trigger a failure of condition or a default under the Construction Loan or the Mezzanine Loan pertaining to such Member, as opposed to the Company or the Project.

2.04  RETURN OF CAPITAL CONTRIBUTIONS

      Except as otherwise provided in this Agreement, no Member shall have the right to withdraw its capital contributions or to demand or receive the return of its capital contributions or any part thereof.

2.05  LIMITED LIABILITY OF MEMBERS

      The Members shall not be liable for the acts, debts or obligations of the Company or any other Member. No member shall be liable to the Company or any other member for any amount in excess of its invested capital in the Company.

                                   ARTICLE III
                          ALLOCATIONS AND DISTRIBUTIONS

3.01  ALLOCATIONS OF PROFIT AND LOSS

         a. After giving effect to the allocations set forth in Sections 3.01b through 3.01f hereof, Profit or Loss for each taxable period shall be allocated to the Members as follows:

            (1) First, Profit shall be allocated to the Members having deficit balances in their Augmented Capital Accounts (as defined below), after taking into account all distributions with respect to such taxable period, in proportion to such deficit balances until such deficit balances have been eliminated;

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            (2) Second, Profit (other than any Profit resulting from the sale or other disposition of the property or assets of the Company) shall be allocated to the Members to the extent of and in proportion to the amount necessary, so that the total Profits allocated to each Member pursuant to this Section 3.01a(2) is equal to the aggregate amount of Cash Flow distributed to such Member with respect to such fiscal year and any previous fiscal year pursuant to Section 3.02a; and

            (3) Third, any remaining Profit or Loss for any fiscal year shall be allocated among the Members so that, at the end of such year, and after taking into account any distributions with respect to such fiscal year, the Capital Account of each Member, increased by such Member's "share of partnership minimum gain" and "share of partner nonrecourse debt minimum gain" (as so increased, a Member's Capital Account is hereinafter referred to as such Member's "Augmented Capital Account"), is, as nearly as possible, positive in the amount that the Company would distribute to such Member if the Company were to distribute any surplus (positive balance) in Augmented Members' Capital among the Members pursuant to Section 3.03 (disregarding Section 3.03d.) below; provided, however, that no Loss or item of expense or loss shall be allocated to any Member for any fiscal year to the extent that such allocation would create or increase a deficit in such Member's Adjusted Augmented Capital Account (as hereinafter defined).

      b. After giving effect to the allocations set forth in Sections 3.01c through 3.01 f. hereof, items of gross income and gain shall be allocated to each Member in an amount and manner sufficient to eliminate, as quickly as possible, any deficit in such Member's Adjusted Augmented Capital Account to the extent that such deficit is created or increased by any unexpected adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d) (4)-(6) of the Treasury Regulations. This Section 3.01b and the proviso of Section 3.01a are intended to comply with the "alternate test for economic effect" in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

      c. If, for a fiscal year, there is a net decrease in "partner nonrecourse debt minimum gain," then each Member shall be allocated items of gross income or gain equal to such Member's share of such net decrease, determined under Section 1.704-2(i) of the Treasury Regulations. However, in accordance with Section 1.704-2(i)(4) of the Treasury Regulations, the preceding sentence shall not apply to the extent that the net decrease in "partner nonrecourse debt minimum gain" results from (i) a capital contribution from such Member which is used to pay a liability of the Company or (ii) a refinancing or lapse of a guarantee of, or any other change in, a liability of the Company that causes such liability to become partially or wholly a "nonrecourse liability."

      d. If, for a fiscal year, there is a net decrease in "partnership minimum gain," then each Member shall be allocated items of income and gain equal to such Member's share of such net decrease, determined in accordance with Sections 1.704-2(f) and

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1.704-2(g) of the Treasury Regulations. However, in accordance with Section
1.704-2(f)(2) of the Treasury Regulations, the preceding sentence shall not apply to the extent that the net decrease in "partnership minimum gain" results from (i) a capital contribution from such Member which is used to pay a liability of the Company or (ii) a refinancing or guarantee of, or any other change in, a liability of the Company that causes such liability to become partially or wholly a "partner nonrecourse debt" for which such Member bears the economic risk of loss.

      e. Any "nonrecourse deductions" for any fiscal year shall be allocated eighty percent (80%) to SGS and twenty percent (20%) to Ramco.

      f. Any "partner nonrecourse deductions" for any fiscal year shall be allocated to the Member who bears the economic risk of loss with respect to the "partner nonrecourse debt" to which such "partner nonrecourse deductions" are attributable in accordance with Section 1.704-2(i)(l) of the Treasury Regulations.

      g. For purposes of this Section 3.01:

            (1) "Adjusted Augmented Capital Account" means, with respect to any Member as of the end of any fiscal year, such Member's Augmented Capital Account (i) reduced by those anticipated allocations, adjustments and distributions described in Section 1.704-1(b)(2)(ii)(d)(4)-(6) of the Treasury Regulations, and (ii) increased by the amount of any deficit in such Member's Capital Account that such Member is deemed obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations as of the end of such fiscal year.

            (2) "Augmented Members' Capital" at the end of any year means the total amount of capital (assets minus liabilities) appearing on the Company's balance sheet as computed for book purposes within the meaning of Section 10.01(i) below (taking into account Profit, Loss and all items of income, gain, expense or loss for such year), increased by the amount of "partnership minimum gain" and "partner nonrecourse debt minimum gain" of the Company at the end of such year.

            (3) "Profit" and "Loss" each means, for each fiscal year of the Company or other period, the Company's profit or loss for federal income tax purposes, adjusted as follows:

                  (i) Any tax exempt income described in Section 705(a)(1)(B)
            shall be added to such taxable profit or loss;

                  (ii) Any nondeductible expenses described in Section
            705(a)(2)(B) of the Code shall be subtracted from such taxable profit or loss; and

                  (iii) Any items of income, gain, expense or loss allocated pursuant to Section 3.01b, 3.01c, 3.01d, 3.01e or 3.01f hereof shall be disregarded and not taken into account in the determination of Profit or Loss.

            (4) All terms set off in quotation marks and not otherwise defined shall have the meanings ascribed to them in Section 1.704-2 of the Treasury Regulations.

      h. It is intended that the amount to be distributed to a Member pursuant to Section 7.01 of this Agreement shall equal the amount such Member would receive if liquidation proceeds were instead distributed in accordance with
Section 3.03 (disregarding Section 3.03d.) of this Agreement. This intended distribution amount for a Member is referred to as such Member's "Targeted Distribution Amount". Notwithstanding any preceding provision to the contrary in this Section 3.01, if upon a termination and liquidation of the Company, any Member's ending Capital Account balance immediately prior to the distributions to be made pursuant to Section 7.01 of this Agreement would otherwise be less than such Member's "Targeted Distribution Amount", then, to the extent amended tax returns can be filed for prior fiscal years of the Company, such Member shall be specially allocated items of income or gain for such prior years, and items of loss or deduction for such prior years shall be allocated away from such Member to the other Members, until Profit or Loss for the year(s) of termination and liquidation of the Company can be allocated so as to cause such Member's actual Capital Account balance to equal the Targeted Distribution Amount for such Member (and such Profit or Loss shall be so allocated).

3.02  DISTRIBUTION OF CASH FLOW

      a. The Cash Flow of the Company, with respect to each fiscal year of the Company, to the extent (and only to the extent) that the Investment Committee determines, in the exercise of its sole discretion, that the Cash Flow with respect to such fiscal year is not required for Company purposes and is available for distribution to the Members, shall be distributed quarterly to, and allocated between, the Members pro rata, based on their respective Applicable Percentages, provided, however, that Ramco shall be entitled to a disproportionate distribution from the Company in the amount equal to the amount set forth therefor on Exhibit B hereto, such distribution being intended as a reimbursement of preformation expenditures as contemplated under Section 1.707-4(d) of the Treasury Regulations. Such distribution shall be made out of the draws from the Mezzanine Loan.

      b. As used in this Agreement:

            (1) "Cash Flow" means, with respect to each fiscal year of the Company, the excess of (i) all distributions of "Distributable Cash Flow" received by the Company during such fiscal year, less (ii) the portion of such Distributable Cash Flow expended by the Company for any purpose (except as distributions of

                                       7
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      Cash Flow pursuant to Section 3.02a hereof) during such fiscal year, as determined by a budget for the Company approved by the Investment
      Committee.

            (2) "Distributable Cash Flow" means, with respect to each fiscal year of the Company, the excess of Cash Receipts with respect to each such fiscal year over Cash Disbursements for such fiscal year. For this purpose:

                  (a) "Cash Receipts" means, with respect to each fiscal year of the Company, the sum of:

                        (i) The revenues of the Company generated by its
                  operations received in cash during such fiscal year (not including Net Sale or Refinancing Proceeds [defined below]);

                        (ii) Any amounts previously set aside as reserves by the
                  Company in a prior fiscal year (including any interest earned on such reserves), to the extent that the Investment Committee determines that they are no longer necessary to be held as reserves;

                        (iii) All proceeds received by the Company during such
                  fiscal year from any and all operational (as opposed to refinancing) loans for a particular operating need, provided, however, the proceeds of Net Sale or Refinancing Proceeds shall not be included in this definition; and

                        (iv) All cash received by the Company during such fiscal
                  year from any other source in connection with its operations, except Net Sale or Refinancing Proceeds.

                  (b) "Cash Disbursements" means, with respect to each fiscal year of the Company, the sum of:

                        (i) The operating expenses of the Company paid in cash
                  during such fiscal year (except to the extent any such expenses are paid out of amounts set aside as reserves in a prior fiscal year);

                        (ii) Interest on any and all Company indebtedness and
                  obligations paid in cash during such fiscal year;

                        (iii) Payments made during such fiscal year with respect
                  to the discharge of any Company indebtedness (including interest and amortization pursuant to loan documents but not the payoff of a loan from Net Sale or Refinancing Proceeds) and obligations;

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

                        (iv) The aggregate of all payments made during such
                  fiscal year with respect to capital improvements, tenant improvements and inducements, leasing commissions, repairs, equipment purchases, fees of any sort (both Affiliates and third parties) and any other item relating to the business of the Company that is not properly characterized as a current operating expense under Section 3.02b(2)(b)(i) hereof;

                        (v) The aggregate of all amounts that the Investment
                  Committee elects to deduct from Cash Receipts with respect to such fiscal year and to set aside, use and/or pay, among other things, (i) for working capital, (ii) as reserved (-1-) for contingencies, (-2-) for the replacement or preservation, during the current or any future fiscal year, of any Company property or assets, (-3-) to provide for accrued liabilities, (-4-) for the payment or satisfaction current or future Company debts or obligations, and/or (-5-) for any other Company purposes; (iii) as escrow(s) to provide for the payment or satisfaction of current or future Company debts or obligations (for example, real estate tax or insurance escrow payments), or (iv) as collateral (or to acquire collateral) for any present or future Company debt or obligation; and (v) capital reserves required by the Investment Committee; and

                        (vi) All disbursements made by the Company during such
                  fiscal year for any other purpose except for (i) disbursements made out of the proceeds of any Net Sale or Refinancing Proceeds and (ii) distributions made by the Company to each of its equity owners.

      c. Anything to the contrary set forth in Sections 3.02a. and b. notwithstanding, to the extent that the Company has Cash Receipts for any year, the Manager shall reserve for distribution to each Member a portion of such Cash Receipts in an amount equal to the Tax Rate (as hereinafter defined) multiplied by the excess of cumulative Profits and items of income or gain allocated to them through such year over cumulative Losses and items or expense or loss allocated to them through such year and distribute such amount (less any amounts previously distributed pursuant to this Section 3.02c.) to the Members on or before April 15 of the following year. As used herein, the term "Tax Rate" shall mean the maximum marginal rate of Federal Income Tax applicable to individuals, taking into account the character of the gain as capital gain or ordinary income, as the case may be.

3.03  DISTRIBUTION OF NET SALE OR REFINANCING PROCEEDS

      a. Net Sale or Refinancing Proceeds received by the Company shall be used to reduce the principal balances of the Construction Loan and/or Mezzanine Loan unless otherwise directed by unanimous vote of the members of the Investment Committee. To the extent that Net Sale or Refinancing Proceeds are available for

                                       9
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distribution to the Members, same shall be distributed to, and allocated between, the Members pro rata, based on their respective Applicable Percentages.

      b. As used in this Agreement, "Net Sale or Refinancing Proceeds" means all cash received by the Company from the sale or refinancing of all or any portion of the Property other than amounts governed by Section 3.02 hereof, including, without limitation, the net proceeds of the sale or other disposition of the Company's interest in the Property or any portion thereof or the proceeds received from a financing or refinancing of any loan obtained by the Company, after deducting therefrom the expenses of such sale or other disposition and the portion of such proceeds utilized to discharge any indebtedness secured by such portions of the Property and asset and any reserves established by the Investment Committee. Net Sale or Refinancing Proceeds shall also include any proceeds received by the Company from any policy or policies of insurance or any condemnation proceeds, less the portion of such proceeds utilized to discharge any indebtedness and less the portion of such proceeds utilized for the repair, replacement or reconstruction of the Property and all improvements located thereon.

      c. The provisions of this Section 3.03 are subject in all respects to the provisions of Article VIII hereof. To the extent that any of the provisions of this Section 3.03 are inconsistent with any of the provisions of Article VIII hereof, the provisions of Article VIII hereof shall apply and govern and control.

                                   ARTICLE IV
                     MEETINGS OF MEMBERS AND RELATED MATTERS

4.01  ANNUAL MEETINGS

      An annual meeting of the Members for the election of members to the Investment Committee and for the transaction of such other business as may properly come before such meeting shall be held at such place, either within or without the State of Michigan, and at such time and date as the Members, by resolution, shall determine. If such a time and date is not so determined, the annual meeting of the Members shall be held at the Company's principal office in the State of Michigan, on the fourth Tuesday in March of each year, if not a legal holiday, and if a legal holiday, then on the next business day following. The Members acknowledge that the sole power of the Members shall be to elect the members of the Investment Committee and that no other actions may be taken by the Members at the annual meeting or any other meeting, except that the Members may elect to dissolve the Investment Committee by a unanimous vote of the Members. At all meetings of the Members, the presence in person or by proxy of all Members shall be necessary for a quorum. The members of the Investment Committee shall be elected in accordance with Section 5.03 hereof.

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4.02  DEVELOPMENT, MANAGEMENT AND LEASING OF THE SHOPPING CENTER

      The Investment Committee, shall retain Ramco Gershenson, Inc., an Affiliate of Ramco ("RGI"), as the exclusive predevelopment, development, management and leasing agent for the Shopping Center. In furtherance thereof, the Company shall enter into a Construction, Property Management and Indemnity Agreement ("CPMA") agreement in the form attached hereto as Exhibit C. In its capacity as an affiliate of RGI, Ramco shall guarantee RGI's obligations under the CPMA.

4.03  RIGHT OF FIRST REFUSAL

      a. If SGS wishes to sell its Membership Interest, other than in accordance with Section 7.01a., it may not do so without first making an offer to sell such Membership Interest to Ramco by providing Ramco with a written offer describing the terms upon which SGS wishes to sell its Membership Interest. Ramco may elect to purchase the Membership Interest by providing SGS with written notice of such election within thirty (30) days after receipt of SGS's offer. If Ramco elects to acquire SGS's Membership Interest, Ramco shall do so within sixty (60) days after its election to do so. Unless other terms are stated in the offer, Ramco shall purchase such Membership Interest for cash, and SGS shall provide Ramco with a warranty assignment of Membership Interest in a form reasonably acceptable to Ramco.

      b. In the event that Ramco does not elect to purchase the Membership Interest of SGS under Section 4.03a., then SGS may, following the expiration of the thirty (30) day period mentioned in Section 4.03a. above, offer to sell its Membership Interest to a third party provided that the terms of such sale are not materially more favorable to such third party than those set forth in the offer to Ramco. In the event that SGS shall receive a bona fide offer to sell its Membership Interest from a third party on terms materially more favorable to such third party and SGS wishes to accept such offer, SGS shall promptly notify Ramco in writing of the terms of such bona fide third party offer. Ramco may elect to purchase the Membership Interest upon the same terms as the bona fide third party offer by providing SGS with written notice of such election within thirty (30) days after receipt of notice of the terms of the bona fide third party offer.

      c. In the event that Ramco does not elect to purchase the Membership Interest of SGS under Section 4.03b., then SGS may, following the expiration of the thirty (30) day period mentioned in Section 4.03b. above, proceed with the sale of the Membership Interest to the third party provided that such sale is upon terms and conditions not materially more favorable to such third party than those set forth in the offer to Ramco. If any sale to a third party is not consummated within forty-five (45) days after the expiration of the thirty (30) day period mentioned in Section 4.03b. above, the sale of the Membership Interest shall again become subject to the terms of Sections 4.03a. above.

      d. An offer will be considered to be "materially more favorable" if the purchase price is less than 98% of the purchase price offered to Ramco.

      e. In the event that an assignee who has not been admitted to the Company as a Member wishes to sell the Membership Interest assigned to him, he shall first offer the same to Ramco in accordance with the principles of the preceding provisions of this Section.

                                    ARTICLE V
                                   MANAGEMENT

5.01  MANAGEMENT AND RESPONSIBILITIES OF THE MANAGER

      a. Except as otherwise provided in this Agreement, including, but not limited to, the provisions of Section 5.02 hereof, the Company shall be managed by a manager (the "Manager") approved by both Members. The Manager shall be permitted to manage the day to day activities of the Company pursuant to the decisions and directives of the Investment Committee, and shall have in respect of its management of the Company the designated powers of the Company and shall devote such time and attention to the Company as is reasonably necessary for the proper management of the Company and the Shopping Center. All material actions, decisions, determinations, designations, directions, appointments, consents, approvals, selections, and the like to be taken, made, or given by and/or with respect to the Company, its business and its properties as well as management of all Company affairs, shall in each and every case be made by the Manager, provided such actions, decisions, determinations, designations, directions, appointments, consents, approvals, selections, and the like have been expressly authorized by the Investment Committee. The Manager shall be required to enforce all of the Company's rights under all agreements with Affiliates to the Manager, including but not limited to the CPMA and the guaranty given by Ramco thereunder to the extent directed to do so by a majority vote of the Investment Committee.

      b. The Members hereby agree that the initial Manager shall be Ramco. In the event that Ramco is removed as Manager pursuant to Section 5.02a(5) hereof, then, without the requirement of further action by the Company or the Members, Ramco shall be replaced as Manager by SGS. In the event that Ramco is replaced as Manager by SGS as aforesaid, this Agreement shall be deemed amended such that all references in the Sections 5.02a(5) and 6.04 to "Ramco" shall thereafter be deemed to refer to SGS, all references in Section 6.03 to "SGS" shall thereafter be deemed to refer to Ramco, and for all purposes hereunder, the term "Manager" shall thereafter be deemed to refer to SGS.

5.02  INVESTMENT COMMITTEE

      a. The Company shall have an investment committee (the "Investment Committee"), which shall have the right, power and authority, to make all decisions on behalf of the Company, including, without limitation, the following decisions (which decisions shall be decided by a majority of the votes cast by members of the Investment Committee (it being understood that different members of the Investment Committee will have different numbers of votes as described in
Section 5.03 hereof) except as specifically provided otherwise herein or in
Section 5.02b hereof):

            (1) adopt an operating budget (to be prepared by RGI under the CPMA) with respect to each fiscal year of the Company and adopt a construction budget (to be prepared by RGI under the CPMA).

            (2) enter into a lease with respect to the Shopping Center beyond the parameters set forth in the CPMA. The Manager shall have the right to enter into leases with respect to the Shopping Center without the approval of the Investment Committee so long as such lease is within the parameters of the CPMA. To the extent that a lease is subject to the approval of the Investment Committee, any lease submitted to the Investment Committee (which shall be submitted in writing) which is not rejected by a majority vote of the Investment Committee within five (5) business days after submission shall be deemed approved.

            (3) undertake any capital expenditure at the Shopping Center which is not contemplated by either the construction budget or the operating budget, if funding for such capital expenditure is not available from proceeds from either the Construction Loan or other financing obtained by the Company; provided, however, if such expenditure, either individually, or in the aggregate, requires the consent of the Investment Committee hereunder and exceeds One Hundred Thousand Dollars ($100,000.00), then such expenditure shall require the unanimous consent of all of the members of the Investment Committee before it can be made.

            (4) remove Ramco as the Manager of the Company in the event of a bankruptcy of Ramco, or in the event of the fraud or gross negligence of Ramco;

            (5) replace RGI as developer, property manager and/or leasing agent of the Shopping Center under the CPMA to the extent such removal is contemplated by the CPMA under Section 16.1 thereof, in which case RGI shall be replaced by a professional retail/commercial property manager acceptable to all members of the Investment Committee;

            (6) determine the amount of reserves to be held by the Company prior to making distributions of Cash Flow, or Net Sale or Refinancing Proceeds;

            (7) appoint and change any key service providers to the Company (including legal counsel and accountants to the Company) following any termination of the CPMA; and

            (8) approve any litigation that is: (i) not covered by insurance, and (ii) reasonably anticipated to a claim for damages in excess of One Hundred Thousand Dollars ($100,000.00).

      The authority of the Investment Committee as set forth above shall be utilized in its sole discretion.

      b. The Investment Committee shall have the right, power and authority to make the following decisions on behalf of the Company, which decisions shall be made by the unanimous vote of the members of the Investment Committee provided, however, if Ramco shall be removed as the Manager in accordance with Section 5.01b, such decisions shall be made by a majority vote:

            (1) acquire any asset (other than the Shopping Center and other than in the ordinary course of business), and enter into, negotiate and conclude agreements with respect thereto;

            (2) borrow money, or incur any other debts or obligations outside of the Construction Loan and/or Mezzanine Loan as described in the penultimate sentence of Section 2.03 hereof, other than those approved within the construction budget or the operating budget;

            (3) change the amount of, amend, modify or change the material economic terms of, extend the time for the payment of, or retire, discharge or refinance any indebtedness or obligation of the Company; or change the amount or value of, modify or change the nature or type of, or make any other material economic modifications or changes with respect to, any security granted or collateral given for any Company indebtedness or obligations ; or amend, modify or change the material economic terms of any agreement, instrument or document with respect to any such security or collateral;

            (4) enter into any agreement or arrangement with, engage in any transaction with, or pay any fees or other amounts to, any Affiliate of SGS or to RGI except as set forth in the CPMA;

            (5) change the purposes for which the Company has been formed;

            (6) take any actions outside the ordinary course of the Company's business not reserved to the majority vote of the Investment Committee;

            (7) engage in any activity inconsistent with the purposes of the Company;

            (8) enter into any agreement with any Member or any Affiliate of any Member except as specifically authorized hereunder;

            (9) sell the Shopping Center or any interest in the Shopping Center; provided, however, that if, upon the dissolution of the Company, the Project is sold and the purchase price therefor shall result in a return on each Member's contribution of less than fifteen percent (15%) per annum, compounded monthly, without regard to depreciation or other non-cash items, after giving effect to distributions received by each Member for the Company (but disregarding any distribution made under Section 3.02(c) of this Agreement to the extent such distribution was required because a portion of the cash flow was not distributed to Members, but an amount of Profit, gain or income allocated to such Member was attributable to the portion of cash flow not distributed) then the decision to proceed with such sale shall only require a majority of the votes cast by the Investment Committee.

            (10) dissolve the Company;

            (11) sell or transfer of all or substantially all of the assets of the Company; and

            (12) terminate the CPMA prior to the automatic renewal thereof, unless such termination is pursuant to Section 16.1 thereof, in which event such termination shall only require a majority vote of the members of the Investment Committee.

5.03  NUMBER; ELECTION; TERM OF OFFICE; AND QUALIFICATIONS

      The number of members of the Investment Committee shall be three (3), consisting of two (2) members appointed by SGS and one (1) member appointed by Ramco. SGS's members shall each have 40% of the total voting power of the Investment Committee and Ramco's member shall have 20% of the total voting power of the Investment Committee.

5.04  RESIGNATION

      Any member of the Investment Committee may resign at any time by giving written notice to the Investment Committee. Unless otherwise specified therein, such resignation shall take effect on the date of receipt thereof.

5.05  VACANCIES

      If any vacancy shall occur in the Investment Committee for any reason, such vacancy may be filled by the Member who appointed such Investment Committee Member.

5.06  ANNUAL AND REGULAR MEETINGS

      Regular quarterly meetings of the Investment Committee shall be held for the transaction of business as may properly come before the meeting. The time, place and purposes of such meeting shall be stated as set forth in Section 5.07 hereof, unless such notice is waived.

5.07  SPECIAL MEETINGS

      A special meeting of the Investment Committee may be called at any time on the written request of at least two (2) of the members of the Investment Committee then in office, and shall be held at such time and place, within or without the State of Michigan, (or by telephone at any Member's election), as may be fixed by such members of the Investment Committee in such request, provided that all members of the Investment Committee are notified as to when such meeting shall occur and two (2) alternative times are proposed for any such meeting.

      The Members agree that there cannot be more than two (2) special meetings per week without the unanimous affirmative vote of the members of the Investment Committee.

5.08  NOTICE OF MEETINGS

      Notice of the time, place and purposes of each meeting of the Investment Committee shall be sent to each member of the Investment Committee by mail, addressed to him at the address as it appears on the records of the Company, or telephoned or delivered to him personally, at least thirty (30) days before the meeting is to be held. Any notice may be waived or provided in this Article V.

5.09  QUORUM

      At all meetings of the Investment Committee, the presence in person, by phone or by proxy of all members of the Investment Committee shall be necessary and sufficient to constitute a quorum.

5.10  REIMBURSEMENT

      The members of the Investment Committee shall not receive any compensation for their services.

5.11  PARTICIPATION IN A MEETING BY CONFERENCE TELEPHONE

      Any member of the Investment Committee may participate in a meeting of the Investment Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 5.11 shall constitute presence in person at such meeting within the meaning of Section 5.09 hereof, or for any other purpose.

5.12  WRITTEN CONSENT IN LIEU OF MEETING

      Any action required or permitted to be taken at any meeting of the Investment Committee may be taken without a meeting if a written consent thereto shall be signed by each member of the Investment Committee, and such written consent or consents shall be filed with the minutes or proceedings of the Investment Committee.

5.13  MINUTES

      Ramco shall prepare written minutes or proceedings of all Investment Committee meetings, including all actions taken, and promptly mail such minutes or proceedings to all members of the Investment Committee.

5.14  DUTY TO DEVOTE TIME; OTHER ACTIVITIES

      a. Each Member shall devote such time and attention to the business of the Company as each shall determine, in the exercise of its reasonable judgment, to be necessary for the effective operation and conduct of the Company business.

      b. The Members acknowledge that each of them and/or their Affiliates have interests in other present or future ventures, including ventures that are competitive with the Company (such as other real estate property in the vicinity of the Property), and that, notwithstanding its status as a member of the Company, a Member and its Affiliates shall be entitled to obtain and/or continue their respective individual participation in all such ventures without (i) accounting to the Company or the other Members for any profits or other economic gain with respect thereto, (ii) any obligation to advise the other Member of business opportunities for the Company which may come to its or its Affiliate's attention as a result of its or its Affiliate's participation in such other ventures or in the Company, and (iii) being subject to any claims of any nature whatsoever on account of such participation.

                                   ARTICLE VI
                          BOOKS, RECORDS AND ACCOUNTING

6.01  FISCAL YEAR ACCOUNTING

      The Company shall operate on a calendar fiscal year. The Company shall use the accrual method of accounting, or such other fiscal year or method of accounting, as may be selected by the Investment Committee.

6.02  BOOKS AND RECORDS

      a. The Company shall at all times maintain all documentary materials required by the Act and proper and complete and accurate books and records of the Company's business and affairs, as well as such other books and records as the Investment Committee deems appropriate. Such books and records shall be kept at the Company's principal office.

      b. All such materials shall be available for inspection and copying, at a Member's expense, by each Member or its designated representatives, during ordinary business hours.

6.03  TAX MATTERS PARTNER

      The Manager shall be the Tax Matters Partner and shall continue to act as such unless and until it resigns or is removed by the terms of this Agreement. "Tax Matters Partner" has the meaning set forth in Section 6231(a)(7) of the Code. The Tax Matters Partner shall have all rights and responsibilities of that position described in Sections 6221 through 6234 of the Code. Notwithstanding the foregoing, unless the Tax Matters Partner has obtained the prior approval of SGS, the Tax Matters Partners shall not have the power or authority to (i) choose any judicial, administrative or other forum in which to contest or litigate any position or action taken by any taxing authority against or with respect to the Company (or any Member with respect to the Company), or (ii) agree to any extension of any period within which any taxing authority must take action against or with respect to the Company (or any Member with respect to the Company). The Tax Matters Partner shall give prompt notice to the Members of any notices with respect to the Company received by the Tax Matters Partner from any taxing authority. Each Member agrees that, upon receipt of such notice from the Tax Matters Partner, it shall respond promptly so the Tax Matters Partner may act accordingly with respect to the issue at hand.

6.04  TAX INFORMATION AND FINANCIAL STATEMENTS

      Ramco shall cause RGI, at RGI's expense, to prepare, or cause to be prepared, and distributed to the Members, within thirty (30) days after the end of each calendar month, monthly unaudited financial statements, including an income statement, cash flow statement and balance sheet for the Company, with respect to the preceding calendar month. At the Company's expense, within ninety
(90) days after the end of each calendar year, Ramco shall prepare or cause to be prepared the Company's tax return with respect to such calendar year, and all information relating to the Company that is necessary for the preparation of the Member's federal and state income tax returns with respect to such calendar year. In the event the Investment Committee or either Member desires to have any statement provided for in this Section 6.04 audited, then and in that event, the Investment Committee or such Member shall have the right to cause such statement to be audited, provided that the sole expense of such audit is borne by the Company, if requested by the Investment Committee, or otherwise, by the Member making such a request.

6.05  WITHHOLDING

      Each Member hereby authorizes the Company to withhold and pay over to any taxing authority any withholding or other taxes or amounts payable by the Company as a result of such Member's status as a Member. To the extent such tax is paid by the Company but not withheld from a distribution being made to a Member, such Member will be deemed for all purposes of this Agreement to have received a payment from the Company as of the time each such tax or other amount allocable to such Member is paid or withheld by or with respect to the Company, which payment will be considered a loan from the Company to such Member. Such loan will bear interest at the then "applicable federal short-term rate" under the Code and will be repayable on demand or, at the election of the Manager, discharged out of distributions to which such Member would otherwise be entitled. The withholdings referred to in this Section 6.05 will be made at the maximum statutory rate under applicable laws unless the Company has received an opinion of counsel or other evidence, satisfactory to the Company, that a lower rate is applicable or that no withholding is applicable. The provisions of this Section
6.05 will survive the termination, dissolution and winding up of the Company.

                                   ARTICLE VII
                       ASSIGNMENT OF MEMBERSHIP INTERESTS,
                   WITHDRAWAL OF A MEMBER AND RELATED MATTERS

7.01  ASSIGNMENT

      a. Except as otherwise expressly permitted herein, no Member shall have the right to assign its Membership Interest, or any portion thereof, or to have an assignee of its Membership Interest or any portion thereof, admitted to the Company as a member in respect thereof, without the prior written consent of the other Member. Notwithstanding anything contained in this Section 7.01 to the contrary, each Member shall have the right, without obtaining the prior written consent of the other Member, to assign its Membership Interest or any portion thereof, and to have such assignee of its Membership Interest or portion thereof, admitted to the Company as a Member in respect thereof, as follows: (i) Ramco may assign all or any portion of its Membership Interest to any entity that is Controlled by Ramco; (ii) SGS may assign all or any portion of its Membership Interest to any entity that is Controlled by SGS or its Affiliates or a Family Trust; and (iii) Ramco may cause to be assigned to it or any person or entity designated by it, SGS's entire Membership Interest pursuant to the terms of Section 4.03(a) or (b) hereof, provided that in the case of any of (i), (ii) and (iii) above, the assignor shall be released from any liability or obligation occurring after the date of the assignment of or in respect of the Membership Interest which is the subject of the assignment.

      b. For purposes hereof, the term (i) "assignment" means any sale, conveyance, transfer, assignment, mortgage, pledge, encumbrance, hypothecation or other alienation or disposition of any type or kind, (ii) "assign" means the making of an assignment, (iii) "assignor" means a person who makes an assignment and (iv) "assignee" means a person to whom or for whose benefit an assignment is made.

7.02  SUBSTITUTION OF MEMBERS

      If there is an assignment of a Member's Membership Interest or portion thereof that complies with the provisions of Section 7.01a hereof, the assignee shall only be admitted to the Company as a Member (in addition to the consent requirement for such admission as Member pursuant to Section 7.01a hereof), and the assignor shall cease to be a Member in respect of such Membership Interest or portion thereof, if and when all of the following requirements have been satisfied:

            (i) such instruments as may be required by the Act or other applicable law or to effect the continuation of the Company and the Company's ownership of its properties are executed and delivered and/or filed;

            (ii) the instrument of assignment binds the assignee to all of the terms and conditions of this Agreement as if the assignee were a signatory party hereto and does not release the assignor from any liability or obligation accruing prior to the date of the assignment of or in respect of the Membership Interest which is the subject of the assignment;

            (iii) the instrument of assignment is manually signed by the assignee and assignor and is otherwise reasonably acceptable in form and substance to the other Member, and such Member has consented to such assignment (which consent may be given or withheld in the exercise of its sole discretion);

            (iv) if there is more than a single assignee (or successor in interest), the assignees or successors shall have complied with the provisions of Section 7.07 hereof; and

            (v) such assignment shall not be prohibited by, or cause a breach of, or cause events unrelated to the identity of the assignee but not the nature of the assignee (e.g., tax-exempt status) that are unacceptable to the other Member in the exercise of its reasonable discretion to occur pursuant to, any agreement or understanding by which the assignor or the assignee or any properties of the Company or the Company itself is bound or affected.

      An assignee of a Membership Interest pursuant to an assignment permitted in this Agreement may, subject to the provisions of this Article VII, be admitted as a Member in the Company in the place and stead of the assignor Member in respect of the Membership Interest acquired from the assignor Member and shall have all of the rights, powers, obligations, and liabilities, and shall be subject to all of the restrictions, of the assignor Member, including, without limitation, but without release of the assignor Member, the liability of the assignor Member for any existing unperformed obligations of the assignor Member. Each of the Members, on behalf of itself and its permitted successors and assigns, hereby agrees and consents to the admission of any such additional members as herein provided.

7.03  TRANSFERS OF INTERESTS IN MEMBERS

      Ramco shall have the right, without the consent of SGS, to assign, transfer, convey, or create new interests in Ramco; or to participate in a merger or other similar transaction, so long as Ramco continues to be controlled and majority owned by Ramco-Gershenson Properties Trust. SGS shall have the right, without the consent of Ramco, to admit additional members, but SGS shall not otherwise allow the assignment, transfer or conveyance of interests in SGS without the consent of Ramco. In the event that any such transfer results in a violation of the provisions of Section 5.01b hereof, the provisions of Section 5.01b shall be applicable.

7.04  REFERENCES TO "MEMBER" AND "MEMBERS" IN THE EVENT OF SUCCESSORS

      In the event that either Ramco or SGS's Interest is held by one or more successors to such Member, (exclusive, however, of additional Members admitted to the Company pursuant to the provisions of this Agreement), references in this Agreement to "Member" and "Members" shall refer, as applicable and except as otherwise provided herein, to the collective Membership Interests of all successors to the Membership Interest of Ramco or SGS, as the case may be; and all decisions, consents, approvals, determinations, actions, and selections of the Members (to the extent any such decisions, consents, approvals, determinations, actions, and selections of the Members are provided for in this Agreement) and the Company shall, as herein provided but subject to the provisions of Article VII hereof, require the decision, consent, approval, determination, action, or selection of Ramco or an authorized representative of all of the successors to the Membership Interest of Ramco (acting in the manner provided in Section 7.07 hereof) and/or SGS or an authorized representative of all of the successors to the Membership Interest of SGS (acting in the manner provided in Section 7.07 hereof), as provided for in this Agreement.

7.05  PROHIBITION ON WITHDRAWAL

      a. Except in connection with an assignment of its entire or any portion of its Membership Interest in the Company and the admission of the assignee to the Company pursuant to, and in accordance with the provisions of this Agreement, no Member may withdraw from the Company prior to dissolution and winding up. If either Member shall withdraw from the Company in violation of the preceding sentence, then:

            (1) Unless the remaining Member elects otherwise, the remaining Member shall, either alone or with others, continue the business of the Company and control the Investment Committee;

            (2) The withdrawn Member shall be liable to the remaining Member and to the Company for all damages resulting from the withdrawn Member's withdrawal;

            (3) The withdrawn Member shall cease to be a member of the Company and shall cease to have any interest in, or any rights with respect to, the Company, the Shopping Center and any other property or asset of the Company or the business of the Company, and anything contained in this Agreement to the contrary notwithstanding, the withdrawn Member shall have no right to receive any distributions or other amounts from the Company or the remaining Member under any Section of this Agreement; however, the withdrawn Member shall nevertheless remain liable for all of its existing unperformed obligations to, or with respect to, the Company and/or the remaining Member and for its share of all existing liabilities of the company to third parties (to the extent, if at all, such Member was so liable); and

            (4) The withdrawn Member shall be deemed to have renounced its Membership Interest and to have waived any right that it would otherwise have under this Agreement, the Act or otherwise to demand or receive any amounts from the Company or the remaining Member in respect of the value of its Membership Interest or otherwise, or to be indemnified against present or future Company liabilities, and the Company and the remaining Member shall have no obligation whatsoever to pay the withdrawn Member the value of its Membership Interest or any other amount or to indemnify it against any present or future Membership liabilities.

      b. If (and only if) the remaining Member elects not to continue the business of the Company, the Company shall be wound up and liquidated pursuant to the provisions of Article VIII hereof.

7.06  OCCURRENCE OF A DISABILITY EVENT WITH RESPECT TO A MEMBER

      In the event of the occurrence of a Disability Event with respect to a Member, the Company shall dissolve; unless, within ninety (90) days thereafter, the remaining Member agrees to continue the business and affairs of the Company.

7.07  SINGLE REPRESENTATIVE TO ACT ON BEHALF OF SUCCESSORS

      In the event that Ramco's or SGS's Membership Interest is, at any time during the term of this Agreement (including any period of dissolution and winding up of the Company), held by more than one individual or entity (except for additional Members admitted to the Company pursuant to the provisions of this Agreement), then all of the individuals or entities holding Ramco's or SGS's, as the case may be, original Membership Interest shall forthwith, but in any event within thirty (30) days after the date on which the Membership Interest of such Member is held by more than a single individual or entity, appoint one or more individuals as their collective authorized representative(s), who shall each have the power and authority, acting alone, to represent and bind and act on behalf of all of the Members so joined together and represented (i.e., all of the successors to the Membership Interest of Ramco or SGS, as the case may be) in connection with all matters relating to this Agreement or the Company that are specifically controlled by the Members and not the Investment Committee. An authorized representative designated as required herein shall act at the direction of that Member or those Members, represented by such authorized representative, who at the relevant time holds or collectively hold, as the case may be, an Applicable Percentage which is in excess of fifty percent (50%) of the total Applicable Percentages held by all the Members represented by such authorized representative.

7.08  SUCCESSION BY INDIVIDUALS TO MEMBERSHIP INTERESTS OF MEMBERS

      In the event that any individual succeeds to the interest of any Member in accordance with the terms of this Agreement, then the interest of such individual Member in the Company, subject to the provisions of Section 7.02 hereof, may be:

            (i) Assigned or disposed of by will or intestacy to or for the benefit of any member or members of the deceased Member's Immediate Family; or

            (ii) Assigned during his lifetime or at his death to a Family Trust for such individual.

                                  ARTICLE VIII
                           DISSOLUTION AND WINDING UP;
                            CONTINUATION OF BUSINESS

8.01  WINDING UP AND LIQUIDATION OF THE COMPANY

      Upon dissolution, the Company shall cease carrying on its business and affairs and shall commence the winding up of the Company's business and affairs and the liquidation of its assets. Upon the winding up of the Company, the assets of the Company shall be distributed first to creditors to the extent permitted by law, in satisfaction of the Company's debts, liabilities and obligations, then for contingent liabilities determined by the Investment Committee, and then to Members in accordance with their Capital Account balances, determined after the allocation of all Profits, Losses and items of income, gain, expense or loss. Such proceeds shall be paid to such Members within ninety (90) days after the date of winding up.

8.02  CERTIFICATE OF DISSOLUTION

      After the affairs of the Company have been wound up and the Company terminated, a certificate of dissolution shall be executed and filed in the office of the Secretary of State for the State of Michigan.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

9.01  INDEMNIFICATION

      a. No Member nor any shareholder, partner, member, officer, employee or agent of a Member (collectively, "Designated Representatives) (each an "Indemnified

Person") shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Indemnified Person for (a) any act performed within the scope of the authority conferred on such Indemnified Person by this Agreement except for the gross negligence, willful misconduct, fraud or bad faith, of such Indemnified Person in carrying out its obligations hereunder, (b) the Indemnified Person's failure or refusal to perform any act, except those expressly required by or pursuant to the terms of this Agreement, (c) the Indemnified Person's performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company, or (d) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained and monitored with reasonable care.

      b. In any threatened, pending or completed action, suit or proceeding, each Indemnified Person shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by the Indemnified Person in connection with such action, suit or proceeding) by virtue of its status as a Member or Designated Representative, as the case may be, or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence, willful misconduct, fraud or bad faith of the Indemnified Person. The indemnification provided by this Section 9.01b shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability on account thereof or be required to make any Capital Contributions for the sole purpose of satisfying such indemnification obligation. The Investment Committee shall have the right to cause the Company to obtain insurance to provide for coverage for an Indemnified Person to the extent that such coverage is permitted under this Section 9.01.

9.02  NOTICES

      a. Any notice, election, demand, request, consent, approval, concurrence or other communication given or made under any provision of this Agreement shall be deemed to have been sufficiently given or made for all purposes if it is in writing and it is (i) delivered personally (or sent by facsimile) to the party to whom it is directed at the address set forth in the introductory paragraph of this Agreement or (ii) sent by first class mail, certified mail, return receipt requested, addressed to the party to whom it is directed, at its address set forth in the introductory paragraph of this Agreement, or (iii) sent by receipted overnight package delivery service, addressed to the party to whom it is directed, at its address set forth in the introductory paragraph to this Agreement. A Member may change its address for purposes of this Agreement by giving the other Member notice of such change in the manner herein before provided for the giving of notices. Copies of any notice, election, demand, request, consent, approval, concurrence or other communication given or made in accordance with this Section 9.02a shall be addressed and sent to:

      If to Ramco, to:             c/o Ramco-Gershenson Properties Trust
                                   31500 Northwestern Highway, Suite 300
                                   Farmington Hills, Michigan 48334
                                   Attn:  Chief Financial Officer

      with a copy to:              Honigman Miller Schwartz and Cohn LLP
                                   32270 Telegraph Road, Suite 225
                                   Bingham Farms, Michigan 48025
                                   Attn: Alan M. Hurvitz, Esq.

      If to SGS, to:               Jacksonville Realty Partners LLC
                                   c/o Shendell Properties
                                   542 Main Street
                                   New Rochelle, NY  10801
                                   Attn:  Leonard Shendell

      b. Except as otherwise expressly provided in this Agreement, any such notice, election, demand, request, consent, approval, concurrence or other communication (i) given or made in the manner indicated in clause (i) of Section 9.02a hereof, shall be deemed to be given or made on the day on which it is delivered, (ii) given or made in the manner indicated in clause (ii) of Section 9.02a hereof, shall be deemed to be given or made on the fifth business day after the day on which it was deposited in a regularly maintained receptacle for the deposit of the United States' mail and (iii) given or made in the manner indicated by clause (iii) of Section 9.02a hereof, shall be deemed to be given or made on the second day after which it was delivered to the carrier.

9.03  TERMS

      Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

9.04  ARTICLE AND SECTION HEADINGS

      The article and Section headings in this Agreement are for identification only; they are not intended to interpret the intent of any of the provisions of this Agreement.

9.05  ENTIRE AGREEMENT

      This Agreement and the transactions described or contemplated hereby constitutes the entire agreement among the parties hereto and contains all of the agreements among said parties with respect to the subject matter hereof.

9.06  SEVERABILITY

      If any provision hereof shall be judicially determined to be illegal, or if the application thereof to any person or in any circumstance shall, to any extent, be judicially determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or in circumstances other than those to which it has been judicially determined to be invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.07  AMENDMENT

      This Agreement may be amended or revoked at any time by a written agreement executed by all of the Members. No change or modification to this Agreement shall be valid unless in writing and signed by all of the Members.

9.08  BINDING EFFECT

      Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties hereto, and their respective distributees, heirs, successors and assigns.

9.09  GOVERNING LAW

      This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Michigan.

9.10  COUNTERPARTS

      This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same document.

9.11  NO THIRD PARTY RIGHTS CREATED HEREBY

      The provisions of this Agreement are solely for the purpose of defining the interests of the Members, inter se; and no other individual, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title, or interest by way of subrogation or otherwise, in and to the rights, powers, titles, and provisions of this Agreement.

9.12  ADDITIONAL ACTS AND INSTRUMENTS

      Each Member hereby agrees to do such further acts and things and to execute any and all instruments necessary or desirable and as reasonably required in the future to carry out the full intent and purpose of this Agreement.

9.13  DATE OF AGREEMENT

      For all purposes hereof, the date of execution of this Agreement shall be the last date on which this Agreement has been signed by the Members (which date shall be inserted by the last signatory in the first paragraph of this Agreement).

                                    ARTICLE X
                                   DEFINITIONS

10.01 DEFINITIONS

      For purposes of this Agreement, the following terms have the following respective meanings, unless the context clearly indicates a different meaning:

      a. "Act" has the meaning specified in Recital A. of this Agreement.

      b. "Adjusted Augmented Capital Account" has the meaning specified in
Section 3.01g(1) hereof.

      c. "Affiliate" means, with respect to any Member, any person (individual or entity, as the case may be) that, either directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with the person specified. As used herein, "control or controlling" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and process of a person, whether through the ownership of voting securities, by contract or otherwise.

      d. "Agreement" means this Limited Liability Company Agreement of Ramco Jacksonville LLC, as the same may be amended from time to time.

      e. "Applicable Percentage" means, with respect to each Member, the percentage set forth opposite such Member's name in column (3) on Exhibit B attached hereto.

      f. "Assignment," "assign," "assignor," and "assignee," as used in Article VI hereof, shall have the respective meanings specified in Section 7.01b hereof.

      g. "Capital Account" means a bookkeeping account maintained by the Company with respect to each Member, which shall be:

            (1) credited with the amount of cash and the initial fair market value of any other property contributed by such Member to the capital of the Company, such Member's distributive share of Profits, any items of income or gain that are allocated to such Member pursuant to Section 3.01 hereof, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member, and

            (2) debited with the amount of cash, and the fair market value of any Company property, distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses, any items of expense or loss that are allocated to such Member pursuant to Section
      3.01 hereof, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

      In the event that a Member's Membership Interest or a portion thereof is transferred in accordance with the provisions of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Membership Interest or portion thereof so transferred.

      The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with
Section 1.704-1(b) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In accordance with Section 1.704-1(b)(2)(iv)(q) of the Treasury Regulations, each Member's Capital Account shall be adjusted in a manner that maintains equality between the aggregate of all of the Members' Capital Accounts and the amount of capital reflected on the Company's balance sheet as computed for book purposes.

      h. "Cash Disbursements" has the meaning specified in Section 3.02b(2)(b) hereof.

      i. "Cash Flow" has the meaning specified in Section 3.02b(1) hereof.

      j. "Cash Receipts" has the meaning specified in Section 3.02b(2)(a) hereof.

      k. "Certificate" has the meaning specified in Section 1.01 hereof.

      l. "Code" means the Internal Revenue Code of 1986, as amended.

      m. "Company" has the meaning specified in Recital A. to this Agreement.

      n. "Construction Loan" has the meaning specified in Section 2.03 hereof.

      o. "Control(s)" (and its correlative terms "Controlled By" and "Under Common Control With") means with respect to any Member, possession by the applicable individual or individuals or entity or entities of the power, acting alone (or, solely among such individuals or entities, acting together), to designate and direct or cause the designation and direction of the management and policies thereof whether through the ownership of voting securities, by contract or otherwise.

      p. "CPMA" has the meaning specified in Section 4.02 hereof.

      q. "Designated Representative" has the meaning specified in Section 9.01 hereof.

      r. "Disability Event" means, with respect to each Member, the dissolution, termination, cessation of existence, bankruptcy or insolvency of such Member.

      s. "Disabled Member" means any Member with respect to whom a Disability Event has occurred.

      t. "Formation Date" has the meaning specified in Section 1.01 hereof.

      u. "SGS" has the meaning specified in the introductory paragraph to this Agreement.

      v. "Indemnified Person" has the meaning specified in Section 9.01a hereof.

      w. "Manager" has the meaning specified in Section 5.01a hereof.

      x. "Member" shall refer to any person designated as a member of the Company on Exhibit B attached hereto, or any successor in interest admitted as a member pursuant to the provisions of this Agreement, and "Members" shall refer to all Members collectively.

      y. "Membership Interest" means, with respect to each Member, (i) such Member's entire interest in the Company, and the property, assets and capital thereof, and (ii) the share of the Profits, Losses, items of income, gain, expense or loss and distributions of the Company allocable to such Member under the provisions of this Agreement.

      z. "Mezzanine Lender" has the meaning specified in Section 2.03 hereof.

      aa. "Mezzanine Loan" has the meaning specified in Section 2.03 hereof.

      bb. "Net Sale or Refinancing Proceeds" has the meaning specified in
Section 3.03b hereof.

      cc. "Profit" and "Loss" each has the meaning specified in Section 3.01g(3) hereof.

      dd. "Ramco" has the meaning specified in the introductory paragraph to this Agreement.

      ee. "RGI" has the meaning specified in Section 4.02 hereof.

      ff. "Shopping Center" has the meaning specified in Section 1.03a hereof.

      gg. "Successor" means, with respect to a Disabled Member, such Disabled Member's successor(s) in interest, personal representative(s) heirs at law, legatee(s), or estate.

      hh. "Termination Date" has the meaning specified in Section 1.05b hereof.

      ii. "Tax Matters Partner" has the meaning specified in Section 6.03 hereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the date first above written.

                                "SGS"

                                SGS EQUITIES LLC,
                                a New York limited liability company

                                By: /s/ Len Shendell

                                Its: Managing Member

                                "RAMCO"

                                RAMCO-GERSHENSON PROPERTIES, L.P.,
                                a Delaware limited partnership,

                                By: Ramco-Gershenson Properties Trust,
                                    a Maryland real estate investment trust,
                                    its general partner

                                    By: /s/  Richard J. Smith

                                    Its: Chief Financial Officer

                                    EXHIBIT A

                          Legal Description of Property

LEGAL DESCRIPTION: RIVER CITY MARKETPLACE - RAMCO JACKSONVILLE LLC

PARCEL "C":

A tract of land being a portion of Section 6 of the subdivision of the John Broward Grant, Section 37, Township 1 North, Range 27 East, as recorded in Plat Book 1, on Pages 7 and 8 of the former Public Records of Duval County, Florida and being more particularly described as follows:

Commence at the Northeast corner of said Section 6, thence S00(degree)22'38"E, along the easterly line of said Section 6, for 2568.19 feet; thence S16(degree)25'40"W, for 65.15 feet; thence S73(degree)37'14"E, for 59.99 feet to the point of intersection with the westerly right-of-way line of a Seaboard Coast Line Railroad (a 100 foot right-of-way, as it is now established); thence S16(degree)25'25"W, along said westerly right-of-way line, for 147.89 feet to the point of intersection with the South line of that certain Temporary Access Easement, as recorded in Official Records Volume 8770, on Page 338 of the Public Records of Duval County, Florida; thence along said South line, the following three (3) courses; (1) thence N73(degree)34'04"W, for 728.78 feet to the point of curvature of a curve concave to the Northeast; (2) thence northwesterly along the arc of said curve, having a radius of 1333.42 feet, a central angle of 43(degree)50'49", an arc length of 1020.43 feet and a chord bearing N51(degree)38'40"W, for 995.71 feet to the point of tangency; (3) thence N29(degree)43'15"W, for 361.31 feet; thence leaving said South line, S60(degree)16'45"W, for 733.19 feet; thence S18(degree)40'00"W, for 1447.21 feet; thence N70(degree)13'21"W, for 366.13 feet; thence S64(degree)46'39"W, for
63.43 feet; thence S21(degree)31'08"W, for 383.22 feet; thence S64(degree)49'27"W, for 118.93 feet; thence N70(degree)13'21"W, for 259.16 feet; thence S71(degree)09'08"W, for 187.18 feet; thence S19(degree)46'39"W, for
267.45 feet to the point of intersection with the northerly boundary line of Parcel 3 of that certain Conservation Easement, as recorded in Official Records Volume 8002, on Page 1 of the Public Records of Duval County, Florida; thence along said northerly boundary of Parcel 3, the following four (4) courses; (1) thence N85(degree)30'33"W, for 297.95 feet; (2) thence N73(degree)36'25"W, for
83.05 feet; (3) thence N63(degree)49'01"W, for 51.09 feet; (4) thence N80(degree)06'02"W, for 94.98 feet to the POINT OF BEGINNING, thence continuing along northerly boundary of said Parcel 3, the following three (3) courses; (1) thence S65(degree)14'53"W, for 43.66 feet; (2) thence S12(degree)27'24"W, for
116.99 feet; (3) thence N75(degree)48'49"W, for 194.49 feet to the point of intersection with the easterly limited access right-of-way line of Interstate 95, State Road No. 9, according to the State of Florida, State Road Department Right-of-Way map, Section 72290-2401 (2402), said point also being the point of intersection with a curve concave to the Northwest; thence along said easterly limited access right-of-way line, the following two (2) courses; (1) thence N14(degree)10'21"E, for 140.65 feet to the point of intersection with a curve concave to the

Northwest; thence northeasterly along the arc of said curve, having a radius of 23092.20 feet, a central angle of 00(degree)08'12", an arc length of 55.06 feet and a chord bearing N14(degree)05'57"E, for 55.06 feet; thence
S70(degree)13'26"E, for 228.97 feet; thence S19(degree)46'34"W, for 29.17 feet to the POINT OF BEGINNING.

PARCEL "D":

A tract of land being a portion of Section 6 of the subdivision of the John Broward Grant, Section 37, Township 1 North, Range 27 East, as recorded in Plat Book 1, on Pages 7 and 8 of the former Public Records of Duval County, Florida and being more particularly described as follows:

Commence at the Northeast corner of said Section 6, thence S00(degree)22'38"E, along the easterly line of said Section 6, for 2568.19 feet; thence S16(degree)25'40"W, for 65.15 feet; thence S73(degree)37'14"E, for 59.99 feet to the point of intersection with the westerly right-of-way line of a Seaboard Coast Line Railroad (a 100 foot right-of-way, as it is now established); thence S16(degree)25'25"W, along said westerly right-of-way line, for 147.89 feet to the point of intersection with the South line of that certain Temporary Access Easement, as recorded in Official Records Volume 8770, on Page 338 of the Public Records of Duval County, Florida; thence along said South line, the following three (3) courses; (1) thence N73(degree)34'04"W, for 728.78 feet to the point of curvature of a curve concave to the Northeast; (2) thence northwesterly along the arc of said curve, having a radius of 1333.42 feet, a central angle of 43(degree)50'49", an arc length of 1020.43 feet and a chord bearing N51(degree)38'40"W, for 995.71 feet to the point of tangency; (3) thence N29(degree)43'15"W, for 361.31 feet; thence leaving said South line, S60(degree)16'45"W, for 733.19 feet; thence S18(degree)40'00"W, for 1447.21 feet; thence N70(degree)13'21"W, for 366.13 feet; thence S64(degree)46'39"W, for
63.43 feet; thence S21(degree)31'08"W, for 383.22 feet to the POINT OF BEGINNING; thence S87(degree)21'21"E, for 58.42 feet to the point of curvature of a curve concave to the Southwest; thence southeasterly along the arc of said curve, having a radius of 75.00 feet, a central angle of 48(degree)11'39", an arc length of 63.09 feet and a chord bearing S63(degree)15'31"E, for 61.24 feet to the point of compound curvature of a curve concave to the Southwest; thence southeasterly along the arc of said curve, having a radius of 25.00 feet, a central angle of 21(degree)27'34", an arc length of 9.36 feet and a chord bearing S28(degree)25'55"E, for 9.31 feet to the point of compound curvature of a curve concave to the Southwest; thence southeasterly along the arc of said curve, having a radius of 350.00 feet, a central angle of 09(degree)20'10", an arc length of 57.03 feet and a chord bearing S13(degree)02'03"E, for 56.97 feet to the point of reverse curvature of a curve concave to the Northeast; thence southeasterly along the arc of said curve, having a radius of 25.00 feet, a central angle of 58(degree)06'43", an arc length of 25.36 feet and a chord bearing S37(degree)25'19"E, for 24.28 feet to the point of tangency; thence S66(degree)28'41"E, for 265.24 feet to the point of curvature of a curve concave to the Southwest; thence southeasterly along the arc of said curve, having a radius of 95.00 feet, a central angle of 88(degree)59'04", an arc length of
147.54 feet and a chord bearing S21(degree)59'09"E, for 133.15 feet to the point of tangency; thence S22(degree)30'24"W, for 229.87 feet to the point of curvature of a curve concave to the Southeast; thence southwesterly along the arc of said curve, having a radius of 1375.00 feet, a central angle of 08(degree)36'18", an arc length of 206.50 feet and a chord bearing S18(degree)12'15"W, for 206.31 feet to the point of reverse curvature of a curve concave to the Northwest; thence southwesterly along the arc of said curve, having a radius of 1000.00 feet, a central angle of 15(degree)40'53", an arc length of 273.69 feet and a chord bearing S21(degree)44'32"W, for 272.84 feet to the point of compound curvature of a curve concave to the Northwest; thence southwesterly along the arc of said curve, having a radius of 530.00 feet, a central angle of 11(degree)02'04", an arc length of 102.07 feet and a chord bearing S35(degree)06'01"W, for 101.91 feet to the point of tangency; thence S40(degree)37'03"W, for 149.81 feet to the point of curvature of a curve concave to the Northwest; thence southwesterly along the arc of said curve, having a radius of 245.00 feet, a central angle of 36(degree)59'29", an arc length of
158.18 feet and a chord bearing S59(degree)06'48"W, for 155.44 feet to the point of intersection with the northerly boundary line of Parcel 3 of that certain Conservation Easement, as recorded in Official Records Volume 8002, on Page 1 of the Public Records of Duval County, Florida; thence along said northerly boundary of Parcel 3, the following ten (10) courses; (1) thence N35(degree)19'06"W, for 74.00 feet; (2) thence N14(degree)19'31"W, for 46.06 feet; (3) thence N55(degree)52'27"W, for 46.99 feet; (4) thence N21(degree)51'46"W, for 57.23 feet; (5) thence N16(degree)23'13"W, for 49.04 feet; (6) thence N35(degree)28'19"E, for 24.24 feet; (7) thence N05(degree)04'48"W, for 60.02 feet; (8) thence N52(degree)01'41"W, for 26.08 feet; (9) thence N06(degree)08'21"W, for 659.00 feet; (10) thence N85(degree)30'33"W, for 304.66 feet; thence N19(degree)46'39"E, for 267.45 feet; thence N71(degree)09'08"E, for 187.18 feet; thence S70(degree)13'21"E, for
259.16 feet; thence N64(degree)49'27"E, for 118.93 feet to the POINT OF
BEGINNING.

PARCEL "E":

A tract of land being a portion of Section 30, together with a portion of
Section 6 of the subdivision of the John Broward Grant, Section 37, Township 1 North, Range 27 East, as recorded in Plat Book 1, on Pages 7 and 8 of the former Public Records of Duval County, Florida and being more particularly described as follows:

Commence at the Northeast corner of said Section 6, thence S00(degree)22'38"E, along the easterly line of said Section 6, for 2568.19 feet; thence S16(degree)25'40"W, for 65.15 feet; thence S73(degree)37'14"E, for 59.99 feet to the point of intersection with the westerly right-of-way line of a Seaboard Coast Line Railroad (a 100 foot right-of-way, as it is now established); thence S16(degree)25'25"W, along said westerly right-of-way line, for 147.89 feet to the point of intersection with the South line of that certain Temporary Access Easement, as recorded in Official Records Volume 8770, on Page 338 of the Public Records of Duval County, Florida; thence along said South line, the following three (3) courses; (1) thence N73(degree)34'04"W, for 728.78 feet to the point of curvature of a curve concave to the Northeast; (2) thence northwesterly along the arc of said curve, having a radius of 1333.42 feet, a central angle of 43(degree)50'49", an arc length of 1020.43 feet and a chord bearing N51(degree)38'40"W, for 995.71 feet to the point of tangency; (3) thence N29(degree)43'15"W, for 361.31 feet to the POINT OF BEGINNING; thence S60(degree)16'45"W, for 651.77 feet; thence N29(degree)43'15"W, for 25.61 feet to the point of intersection with a curve concave to the Southwest; thence northwesterly along the arc of said curve, having a radius of 67.50 feet, a central angle of 187(degree)59'05", an arc length of 221.46 feet and a chord bearing N36(degree)55'02"W, for 134.67 feet; thence N70(degree)13'21"W, for 423.94 feet to the point of intersection with a curve concave to the Southeast; thence northeasterly along the arc of said curve, having a radius of 65.00 feet, a central angle of 31(degree)45'37", an arc length of 36.03 feet and a chord bearing N48(degree)53'50"E, for 35.57 feet to the point of tangency; thence N64(degree)46'39"E, for 118.25 feet; thence N25(degree)13'23"W, for 304.48 feet; thence S64(degree)46'39"W, for 115.94 feet; thence N26(degree)26'24"W, for 101.05 feet; thence N36(degree)12'01"W, for 79.37 feet to the point of intersection with a curve concave to the Southeast; thence southwesterly along the arc of said curve, having a radius of 306.87 feet, a central angle of 21(degree)17'43", an arc length of 114.05 feet and a chord bearing S43(degree)27'19"W, for 113.40 feet to the point of intersection with a curve concave to the Southeast; thence southwesterly along the arc of said curve, having a radius of 1301.54 feet, a central angle of 05(degree)29'02", an arc length of 124.58 feet and a chord bearing S28(degree)02'21"W, for 124.53 feet; thence S19(degree)46'39"W, for 902.79 feet; thence S19(degree)51'05"W, for
665.95 feet; thence S19(degree)46'39"W, for 346.86 feet; thence N70(degree)13'21"W, for 135.75 feet to the point of curvature of a curve concave to the Northeast; thence northwesterly along the arc of said curve, having a radius of 57.00 feet, a central angle of 53(degree)59'44", an arc length of
53.72 feet and a chord bearing N43(degree)13'29"W, for 51.75 feet to the point of reverse curvature of a curve concave to the Southwest; thence northwesterly along the arc of said curve, having a radius of 63.00 feet, a central angle of 53(degree)59'44", an arc length of 59.37 feet and a chord bearing N43(degree)13'29"W, for 57.20 feet to the point of tangency; thence N70(degree)13'21"W, for 343.00 feet; thence N19(degree)46'39"E, for 265.90 feet; thence N70(degree)13'21"W, for 241.91 feet to the point of intersection with the easterly limited access right-of-way line of Interstate 95, State Road No. 9, according to the State of Florida, State Road Department Right-of-Way map,
Section 72290-2401 (2402); thence along said easterly limited access right-of-way line, the following four (4) courses; (1) thence N13(degree)43'24"E, for 93.27 feet; (2) thence N18(degree)54'39"E, for 1062.43 feet; (3) thence N13(degree)52'08"E, for 627.99 feet; (4) thence N56(degree)03'43"E, for 285.41 feet to the point of intersection with the southerly right-of-way line of Duval Road, State Road No. 110 (a right-of-way of varying width); thence along said southerly right-of-way line, the following two
(2) courses; (1) thence N88(degree)20'12"E, for 109.28 feet to the point of intersection with a curve concave to the Northeast; (2) thence southeasterly along the arc of said curve, having a radius of 2009.86 feet, a central angle of 10(degree)00'16", an arc length of 350.95 feet and a chord bearing S88(degree)57'41"E, for 350.50 feet; thence S04(degree)04'10"E, for 200.07 feet; thence N83(degree)09'37"E, for 199.76 feet; thence N03(degree)59'58"W, for
200.00 feet to the point of intersection with aforesaid southerly right-of-way line, said point also being the point of intersection with a curve concave to the Northwest; thence along said southerly right-of-way line and northeasterly along the arc of said curve, having a radius of 2009.86 feet, a central angle of 05(degree)26'50", an arc length of 191.08 feet and a chord bearing N77(degree)34'34"E, for 191.01 feet to the point of intersection with aforesaid southerly line of that certain Temporary Access Easement, said point also being the point of intersection with a curve concave to the Southwest; thence along said southerly line, the following two (2) courses; (1) thence southeasterly along the arc of said curve, having a radius of

1029.46 feet, a central angle of 59(degree)22'43", an arc length of 1066.88 feet and a chord bearing S59(degree)24'37"E, for 1019.78 feet; (2) thence S29(degree)43'15"E, for 450.10 feet to the POINT OF BEGINNING.

TOGETHER WITH THE FOLLOWING DESCRIBED PARCEL:

A tract of land being a portion of Section 6 of the subdivision of the John Broward Grant, Section 37, Township 1 North, Range 27 East, as recorded in Plat Book 1, on Pages 7 and 8 of the former Public Records of Duval County, Florida and being more particularly described as follows:

Commence at the Northeast corner of said Section 6, thence S00(degree)22'38"E, along the easterly line of said Section 6, for 2568.19 feet; thence S16(degree)25'40"W, for 65.15 feet; thence S73(degree)37'14"E, for 59.99 feet to the point of intersection with the westerly right-of-way line of a Seaboard Coast Line Railroad (a 100 foot right-of-way, as it is now established); thence S16(degree)25'25"W, along said westerly right-of-way line, for 147.89 feet to the point of intersection with the South line of that certain Temporary Access Easement, as recorded in Official Records Volume 8770, on Page 338 of the Public Records of Duval County, Florida; thence along said South line, the following three (3) courses; (1) thence N73(degree)34'04"W, for 728.78 feet to the point of curvature of a curve concave to the Northeast; (2) thence northwesterly along the arc of said curve, having a radius of 1333.42 feet, a central angle of 43(degree)50'49", an arc length of 1020.43 feet and a chord bearing N51(degree)38'40"W, for 995.71 feet to the point of tangency; (3) thence N29(degree)43'15"W, for 361.31 feet; thence leaving said South line, S60(degree)16'45"W, for 733.19 feet; thence S18(degree)40'00"W, for 1447.21 feet; thence N70(degree)13'21"W, for 366.13 feet; thence S64(degree)46'39"W, for
63.43 feet; thence S21(degree)31'08"W, for 383.22 feet; thence S64(degree)49'27"W, for 118.93 feet; thence N70(degree)13'21"W, for 259.16 feet; thence S71(degree)09'08"W, for 187.18 feet; thence S19(degree)46'39"W, for 32.84 feet to the POINT OF BEGINNING; thence continue S19(degree)46'39"W, for 234.61 feet to the point of intersection with the northerly boundary line of Parcel 3 of that certain Conservation Easement, as recorded in Official Records Volume 8002, on Page 1 of the Public Records of Duval County, Florida; thence along said northerly boundary of Parcel 3, the following four (4) courses; (1) thence N85(degree)30'33"W, for 297.95 feet; (2) thence N73(degree)36'25"W, for 83.05 feet; (3) thence N63(degree)49'01"W, for 51.09 feet; (4) thence N80(degree)06'02"W, for 94.98 feet; thence N19(degree)46'34"E, for 29.17 feet; thence N70(degree)13'26"W, for 228.97 feet to the point of intersection with the easterly limited access right-of-way line of Interstate 95, State Road No. 9, according to the State of Florida, State Road Department Right-of-Way map,
Section 72290-2401 (2402), said point also being the point of intersection with a curve concave to the Northwest; thence along said easterly limited access right-of-way line and northeasterly along the arc of said curve, having a radius of 23092.20 feet, a central angle of 00(degree)27'49", an arc length of 186.89 feet and a chord bearing N13(degree)47'57"E, for 186.89 feet; thence S77(degree)34'50"E, for 29.51 feet; thence S65(degree)17'30"E, for 36.71 feet; thence S70(degree)13'25"E, for 99.00 feet; thence N19(degree)46'33"E, for 93.00 feet; thence S70(degree)13'27"E, for 49.84 feet; thence N19(degree)46'39"E, for
19.99 feet; thence N70(degree)13'21"W, for 12.00 feet; thence N19(degree)46'39"E, for 510.14 feet to the point of curvature of a curve concave to the Southwest; thence northwesterly along the arc of said curve, having a radius of 20.00 feet, a central angle of 90(degree)00'00", an arc length of 31.42 feet and a chord bearing N25(degree)13'21"W, for 28.28 feet to the point of cusp; thence S70(degree)13'21"E, for 329.25 feet to the point of curvature of a curve concave to the Southwest; thence southeasterly along the arc of said curve, having a radius of 63.00 feet, a central angle of 53(degree)59'44", an arc length of
59.37 feet and a chord bearing S43(degree)13'29"E, for 57.20 feet to the point of reverse curvature of a curve concave to the Northeast; thence southeasterly along the arc of said curve, having a radius of 57.00 feet, a central angle of 53(degree)59'44", an arc length of 53.72 feet and a chord bearing S43(degree)13'29"E, for 51.75 feet; thence S70(degree)13'21"E, for 123.75 feet; thence S19(degree)46'39"W, for 480.68 feet; thence S70(degree)13'22"E, for 30.34 feet to the POINT OF BEGINNING.

                                    EXHIBIT B

Member    Initial Capital Contribution      Membership Interest   Disproportionate Distribution
Ramco             $7,907,298.42                     20%                    $6,532,298.42
SGS               $5,500,000.00                     80%                    $        0.00

                                   EXHIBIT C

                        CONSTRUCTION, PROPERTY MANAGEMENT
                             AND INDEMNITY AGREEMENT

                                  BY AND AMONG

                             RAMCO-GERSHENSON, INC.,
                             A MICHIGAN CORPORATION

                                       AND

                             RAMCO JACKSONVILLE LLC

                            DATED AS OF MARCH 1, 2005

                                Table of Contents

                                                                                        Page
                                                                                        ----
ARTICLE I. CONSTRUCTION MANAGEMENT WORK TO BE DONE; TERM...........................     C-1

   1.1.     Work to Be Done........................................................     C-1

   1.2.     Term...................................................................     C-4

ARTICLE II. THE DUTIES AND STATUS OF THE MANAGER...................................     C-4

   2.1.     Duties.................................................................     C-4

   2.2.     Materials and Equipment................................................     C-5

   2.3.     Coordination and Monitoring of the Work................................     C-5

   2.4.     Compliance with Laws...................................................     C-6

   2.5.     General Contractor.....................................................     C-6

   2.6.     Shop Drawings..........................................................     C-6

   2.7.     Documentation..........................................................     C-6

   2.8.     Change Orders..........................................................     C-6

ARTICLE III. ACCOUNTING AND AUDITING...............................................     C-7

   3.1.     Books and Records......................................................     C-7

ARTICLE IV. PROJECT BANK ACCOUNT AND PAYMENT OF COST OF WORK.......................     C-7

   4.1.     Project Bank Account...................................................     C-7

   4.2.     Establishment of Deposit...............................................     C-7

   4.3.     Monthly Requisitions...................................................     C-7

   4.4.     Manager Reimbursements.................................................     C-8

   4.5.     Waivers of Liens, Affidavits...........................................     C-8

                                Table of Contents

                                   (continued)

                                                                                        Page
                                                                                        ----
   4.6.     Materials Not Incorporated in Work.....................................      C-8

   4.7.     Title to Work..........................................................      C-8

   4.8.     Draw Requests..........................................................      C-8

   4.9.     Title to Materials and Equipment.......................................      C-9

ARTICLE V. INSURANCE...............................................................      C-9

   5.1.     Insurance..............................................................      C-9

   5.2.     Owner's Right to Insure................................................      C-9

ARTICLE VI. NO ASSIGNMENT..........................................................     C-10

   6.1.     No Assignment by Manager...............................................     C-10

ARTICLE VII. TRADE CONTRACTS.......................................................     C-10

   7.1.     Manager to Negotiate...................................................     C-10

   7.2.     Completion.............................................................     C-11

ARTICLE VIII. COMPLIANCE WITH PROJECT DOCUMENTS....................................     C-11

   8.1.     Loan Documents.........................................................     C-11

ARTICLE IX. INDEMNITIES............................................................     C-11

   9.1.     Manager's Indemnity....................................................     C-11

ARTICLE X. GUARANTEE OF WORK.......................................................     C-17

   10.1.       One Year Guarantee..................................................     C-17

ARTICLE XI. LIENS..................................................................     C-18

   11.1.       Discharge of Liens..................................................     C-18

                                Table of Contents

                                   (continued)

                                                                                        Page
                                                                                        ----
ARTICLE XII. SUBORDINATION.........................................................     C-18

   12.1.       Subordination to Mortgage...........................................     C-18

ARTICLE XIII. PROPERTY MANAGEMENT..................................................     C-18

   13.1.       General Management Duties...........................................     C-18

   13.2.       Operating Budget....................................................     C-21

   13.3.       Reimbursable and Nonreimbursable Costs..............................     C-22

   13.4.       Property Personnel..................................................     C-22

   13.5.       Contracts and Supplies..............................................     C-22

   13.6.       Alterations, Repairs and Maintenance................................     C-22

   13.7.       Operating Account...................................................     C-24

ARTICLE XIV. LEASING...............................................................     C-26

   14.1.       Leasing Activities..................................................     C-26

ARTICLE XV. FEES...................................................................     C-27

   15.1.       Development Fee.....................................................     C-27

   15.2.       Management Fee......................................................     C-27

   15.3.       Leasing Management Fee..............................................     C-27

   15.4.       Third Party Development Coordination Fee............................     C-28

   15.5.       Reimbursements......................................................     C-28

   15.6.       Tenant Coordination Fee.............................................     C-28

   15.7.       Waiver..............................................................     C-28

                                Table of Contents

                                   (continued)

                                                                                        Page
                                                                                        ----
ARTICLE XVI. TERMINATION...........................................................     C-29

   16.1.       Termination.........................................................     C-29

ARTICLE XVII. EXCULPATION..........................................................     C-29

   17.1.       Owner's Exculpation.................................................     C-29

ARTICLE XVIII. MISCELLANEOUS.......................................................     C-30

   18.1.       Notices.............................................................     C-30

   18.2.       Captions and Headings...............................................     C-30

   18.3.       Entire Agreement....................................................     C-30

   18.4.       Waiver..............................................................     C-30

   18.5.       Applicable Law......................................................     C-30

   18.6.       Severability........................................................     C-30

   18.7.       Binding Effect......................................................     C-31

   18.8.       Counterparts.  .....................................................     C-31

   18.9.       No Joint Venture....................................................     C-31

   18.10.      Confidentiality.....................................................     C-31

   18.11.      Cooperation.........................................................     C-31

OAKLAND. 8000257.5

                       CONSTRUCTION, PROPERTY MANAGEMENT
                            AND INDEMNITY AGREEMENT

      Agreement ("Agreement") made as of the 1st day of March, 2005, between RAMCO-GERSHENSON, INC., a Michigan corporation (hereinafter "Manager"), having offices at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334, and RAMCO JACKSONVILLE LLC, a Michigan limited liability company, (hereinafter "Owner") with offices at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334.

                                   WITNESSETH:

      WHEREAS, Owner is the owner of approximately ninety three and 2/10 (93.2) acres of land in the City of Jacksonville, Duval County, Florida (the "Site") on which Owner intends to develop a shopping center and related complimentary uses (hereinafter, collectively, "Improvement" or "Premises" or "Project"), which Project, if fully developed in accordance with current projections, would contain approximately four hundred thirty thousand (430,000) square feet; and

      WHEREAS, Owner intends to consummate a construction loan (the "Construction Loan") with a construction financing source (the "Construction Lender") and possibly a mezzanine loan (the "Mezzanine Loan") with a mezzanine financing source (the "Mezzanine Lender"), both for the financing of the construction of the Project; and

      WHEREAS, Manager is experienced in the development, leasing, and management of projects similar to the Project; and

      WHEREAS, Owner desires to insure that the Project is constructed, leased and managed in conformance with the plans and specifications approved by Manager and Owner; and

      WHEREAS, Manager has requested that Owner retain Manager in connection with the construction, leasing and management of the Project, and Owner agrees to so retain Manager.

      NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, Owner and Manager agree as follows:

                                   ARTICLE I.

                             CONSTRUCTION MANAGEMENT
                              WORK TO BE DONE; TERM

      1.1. WORK TO BE DONE. (a) The Manager shall retain and supervise the architects, engineers, design consultants and construction managers, as applicable, and shall do all the things described in Article II for the proper construction and timely completion of the work as shown and described on:

            1) Preliminary architectural drawings and specifications prepared and to be prepared by an architectural firm as may, from time to time, be retained by Manager (hereinafter referred to collectively as the "Architect"), and

            2) Final drawings, details and specifications to be prepared by either: (i) Architect or (ii) the structural, mechanical, electrical and other engineers to be employed by Architect or Manager. The preliminary and final architectural drawings and specifications are sometimes hereinafter referred to collectively as the "Plans".

                        The term "Shopping Center Work" as used in this
                  Agreement shall include all labor and materials needed to complete the construction of the Project and all services to be performed by the Manager and other personnel under this Agreement. The foregoing notwithstanding, Manager's obligations hereunder shall be limited to construction of at least the "Basic Center", as hereinafter defined. The "Basic Center" consists of rough grading of the entire Site; finish grading of those portions of the Site not within the outparcel areas (the "Inline Site"); completion of the common areas on the Inline Site, including the installation of utilities, paving, curbing, drives and roadway areas, lighting and landscaping the Inline Site; construction of all "Site Improvement Work", as such term is hereinafter defined, and construction of at least two hundred thousand (200,000) square feet of vertical store space. The Basic Center may be expanded, in Owner's discretion, to include additional building areas and completion of outparcel areas so long as such expansion is approved by the Construction Lender and is funded either through the Construction Loan, any mezzanine loan, or by Owner, in accordance with the terms of this Agreement.

                        It is understood that the definition of Plans shall
                  include the budget for completion of the Project, which budget is attached hereto as Exhibit 1.1(a) and made a part hereof (the "Development Budget")

            3) Manager acknowledges that Owner has entered into a certain Site Development Agreement with Wal-Mart Stores East, LP (the "Wal-Mart SDA") whereby Owner has agreed to construct certain improvements for Wal-Mart within the Project, which improvements are collectively defined as the "Site Improvement Work". Manager acknowledges receipt of a copy of the Wal-Mart SDA and hereby approves of and consents to the terms and provisions of same. Manager acknowledges that the term "Shopping Center Work" as used herein includes all of the Site Improvement Work and that Manager shall complete the Site Improvement Work in accordance with the requirements of and pursuant to the completion schedule set forth in the Wal-Mart SDA.

            (a) Completion Guaranty. Subject to Manager receiving all fees and compensation to which Manager is entitled hereunder, Manager absolutely, unconditionally, and irrevocably guarantees the following obligations (the "Completion Guaranty"): the full, complete and punctual performance and completion of all of the obligations, duties, covenants and agreements with respect to the construction of the Basic Center and the Site Improvement Work (the "Construction") including, but not limited to, the acquisition and installation of all fixtures and equipment indicated on the Plans or provided for in the Development Budget, free of any claim for mechanics', materialmen's or any other liens (other than liens created by the Loan Documents and other liens expressly permitted under the Loan Documents) on or before the Substantial Completion Date, which, for purposes herein, means (i) the substantial completion of the construction of the Basic Center in compliance with all applicable laws and the Plans, such compliance to be evidenced by a certificate of substantial completion on standard AIA form issued by the Architect (ii) the issuance of a temporary certificate of occupancy (allowing for a permanent certificate of occupancy to be issued subject only to the passage of time and/or any tenant work to be completed by the tenants) for the Basic Center (not including the Wal-Mart Building or other tenant acquired buildings, which are being constructed by the respective tenants) in form sufficient to allow the tenants of the Project to open for business once such tenants have completed their work and (iii) substantial completion in accordance with the time periods and other requirements set forth in the Wal-Mart SDA and all leases entered into respecting the Project and in the documents relating to the Construction for such completion, including, without limitation, the following:

                  (A) the payment of all costs of said Construction and all other costs associated therewith in excess of all amounts to be paid in accordance with the Development Budget (as same may be revised from time to time) and the payment of any amounts to be funded by the Construction Loan and the Mezzanine Loan which are not funded solely due to the negligent acts or omissions of Manager; and the payment of all costs of the Site Improvement Work, so long as Wal-Mart pays all amounts owed by Wal-Mart under the Wal-Mart SDA.

                  (B) if any mechanics' or materialmen's liens should be filed, or should attach, with respect to the Premises by reason of the Construction, the immediate removal of such liens, subject to the Loan Documents, or the posting of security against the consequences of their possible foreclosure and the procurement of endorsements to the title policy insuring the Construction Lender against the consequences of the foreclosure or enforcement of such lien(s).

                  (C) if any chattel mortgages, conditional vendor's liens or any liens, encumbrances or security interests whatsoever should be filed, or should attach, with respect to any personal property, fixtures, attachments and equipment delivered upon the Premises, attached to the Premises or used in connection with the Construction, the immediate removal of such lien(s), subject to the posting of security against the consequences of their possible foreclosure and the procurement of endorsements to the title policies insuring the Construction Lender against the consequences of the foreclosure or enforcement of such lien(s) except to the extent such liens, encumbrances or security interests secure equipment and personal property leases are permitted pursuant to the Loan Documents;

                  (D) the payment of the premiums for all policies of insurance (or endorsements to such policies) required to be furnished by Manager pursuant to the Loan Documents or this Agreement during the Construction, if such premiums are not set forth in the Development Budget or operating budget for the Project or as provided herein.

      1.2. TERM. The initial term of this Agreement shall commence on the date hereof and shall continue until the December 31st following the fifth (5th) anniversary of the date hereof. This Agreement shall thereafter be automatically renewed on a year to year basis until terminated in accordance with Article XVI hereof, unless the Owner elects to terminate the Agreement by notifying Manager at least ninety (90) days prior to the date of such automatic renewal.

                                  ARTICLE II.

                      THE DUTIES AND STATUS OF THE MANAGER

      2.1. DUTIES. The Manager recognizes the relationship of trust and confidence established between it and the Owner by this Agreement and agrees with the Owner to use best efforts to provide the following services (the "Services") in accordance with the Management Standard (as defined in Section 16.1(d) hereof):

            (a) To furnish its best skill and judgment and the overall supervision of its executives in order to furnish efficient business administration of all phases of the work as it progresses;

            (b) To cause the provision at all times of an adequate supply of workmen and materials to assure the execution and completion of the work in the most expeditious and economical manner;

            (c) To insure that the work is performed and completed in accordance with laws, rules and regulations of all governmental authorities and departments thereof;

            (d) To obtain, on behalf of Owner, all required building permits and temporary certificates of occupancy relating to the Construction and, if necessary, a final certificate of occupancy relating to the Construction;

            (e) To cooperate with the Owner in all respects, including monitoring and coordinating work, suggesting changes to the work, and supplying information as to costs, availability of materials and methods of construction, including oversight of the purchase and installation of furniture, fixtures and equipment ("FF & E");

            (f) To provide necessary field personnel and fully control that personnel with power to employ or discharge; and

            (g) To solicit bids and award contracts, purchase materials, fix and modify wages and salaries of its personnel, and prepare budget estimates, programs and schedules, as required, all either within the parameters of the Development Budget or as otherwise approved by the Construction Lender.

      2.2. MATERIALS AND EQUIPMENT. The Manager represents to the Owner that all materials and equipment to be furnished under this Agreement shall be new unless otherwise specified in the Plans or approved by the Construction Lender and that Manager shall cause the Construction Manager (hereinafter defined) or its subcontractors to warrant that all work shall be of good quality free from faults and defects and in conformance with this Agreement and the terms of the Contract with the Construction Manager. The Manager agrees to incorporate in all agreements (individually, a "Trade Contract" and, collectively, "Trade Contracts") with the Construction Manager and any subcontractors (collectively, the "Contractors") a requirement that each Contractor provide a warranty that all materials and equipment to be furnished shall be new unless otherwise specified and that all work shall be of good quality and free from faults and defects. All of such warranties shall be assignable to Owner. All work not so conforming to these standards shall be considered defective. If required by the Architect or the Construction Lender, the Manager shall furnish satisfactory evidence as to the kind and quality of materials and equipment incorporated in the work.

      2.3. COORDINATION AND MONITORING OF THE WORK. The Manager shall coordinate and monitor the Construction and shall be responsible for all construction management, sequencing of Contractors, and for coordinating all portions of the work. The Manager shall at all times enforce strict discipline and good order among its employees and the Contractors and shall not employ in respect of the work an unfit person or anyone unskilled on the task assigned to him.

      2.4. COMPLIANCE WITH LAWS. While Owner acknowledges that the Manager shall not be obligated to perform the services of an architect or engineer, the Manager shall use its best efforts to see that the Plans are not at variance with any laws, ordinances, rules, regulations or orders of any public authority having jurisdiction in respect of the work provided however this obligation shall be limited to the extent that a reasonably competent Manager would have observed such variance. The Manager shall promptly notify the Architect and the Owner in writing should there be a variance. If the Manager causes any work to be performed knowing it to be contrary thereto, it shall assume full responsibility thereof and shall bear all costs in connection therewith.

      2.5. GENERAL CONTRACTOR. The Manager has employed J. Raymond Corp. (the "Construction Manager") who shall be in attendance at the site of the work during the progress thereof. The Construction Manager shall not be changed except with the prior consent of the Owner, which consent shall not be unreasonably withheld.

      2.6. SHOP DRAWINGS. Manager shall receive, log and transmit shop drawings, samples and other Contractor submittals among Architect, Owner and the Contractors. Concurrently with the distribution thereof, Manager shall review all shop drawings, samples and other Contractor submittals for general characteristics and coordination with work in order to assist in minimizing delays and achieving satisfactory progress and performance by Contractors. Manager's review shall not limit the responsibility of the Architect and Contractors to assure that such shop drawings, samples, and other submittals comply with the Trade Contracts, nor shall such review constitute representation by a Manager as to the adequacy of specific details (such as precise dimensions and precise characteristics) of such shop drawings.

      2.7. DOCUMENTATION. The Manager shall prepare and submit to any governmental agency requiring such reports, schedules and the results of any tests or any other documentation required. A copy of said report shall also be submitted to the Owner.

      2.8. CHANGE ORDERS. Manager may effect change orders that are not Material Change Orders without the consent of the Owner. Manager may effect a change order that is a Material Change Order with the consent of Owner. Manager may obtain such consent without the approval of the "Investment Committee" (as defined in the Operating Agreement of Owner) so long as any additional cost caused by such change order will be funded either through the Construction Loan or by the Mezzanine Loan. Any change order which requires the consent of Wal-Mart under the Wal-Mart SDA shall be a Material Change Order. Owner shall pay for all costs incurred as a result of work changes that are not provided for in the Development Budget and shall be responsible for all amounts required to "balance" the Project or the Construction Loan.

                                  ARTICLE III.

                             ACCOUNTING AND AUDITING

      3.1. BOOKS AND RECORDS. Throughout the term of this Agreement, the Manager shall check materials and labor entering into work and establish procedures in accounting, auditing and rendering of statements of payment in such detail as may be necessary for proper financial management under this Agreement. The procedures instituted by the Manager shall be in conformance with Manager's typical procedures in developing retail centers. The Manager shall keep accurate books of accounts showing costs incurred hereunder, which said books of accounts shall be open to inspection by Owner and its representatives (and audit by the Construction Lender) at all reasonable times upon reasonable notice. Copies of all such accounting records shall, on request of the Construction Lender, be prepared and given to the Lender requesting same, and, in any event, shall be retained by the Manager and available for reference for a period of at least two
(2) years after a temporary or final Certificate of Occupancy has been issued for the Basic Center.

                                  ARTICLE IV.

                PROJECT BANK ACCOUNT AND PAYMENT OF COST OF WORK

      4.1. PROJECT BANK ACCOUNT. Simultaneously with the closing of the Construction Loan, the Owner shall establish a special bank account at Construction Lender's bank in the name of Owner, the funds of which shall be the property of the Owner and which shall be drawn upon and disbursed by Manager in accordance with procedures established pursuant to Article 3 and Section 4.3 of this Agreement for the purposes of paying all obligations, commitments, costs and liabilities made or incurred in connection with the prosecution of the work, including the Manager's compensation, unless otherwise provided for herein. Such account is hereafter called "Project Bank Account" and Owner hereby authorizes Manager to designate certain employees of Manager to be signatories on the Project Bank Account.

      4.2. ESTABLISHMENT OF DEPOSIT. Simultaneously with the execution hereof, Owner has deposited the amount of Fifty Thousand Dollars ($50,000) as part of the Development Budget into said account and shall at all times until completion of and payment for all the work, maintain in such account such sums as will be sufficient at all times to enable Manager to pay, currently, all obligations incurred in connection with the work contemplated by this Agreement.

      4.3. MONTHLY REQUISITIONS. As the work progresses, and on a monthly basis, the Manager shall submit to the Owner copies of the documentation prepared by Manager for the Construction Lender to support requests for construction draws. The Owner hereby authorizes the Construction Lender to deposit into the Project Bank Account the amount stated in such documents, which documentation shall contemplate any retainage ("Retainage") required by the Trade Contracts. As part of such documentation, the Manager will collect conditional waivers of liens for such payments.

      4.4. MANAGER REIMBURSEMENTS. Owner and Manager have agreed upon a fixed amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Expense Amount") as reimbursement to Manager for all of its expenses in connection with Manager's construction and certain other duties under this Agreement. Manager shall not be entitled to any other reimbursement for expenses in connection with its construction and certain other duties, but shall be entitled to reimbursement for expenses in its capacity as manager of the operating project as set forth in Section 13.3 hereof. The foregoing notwithstanding, to the extent that there are insufficient funds generated by the Loans and "Initial Capital Contributions of the Members" (as described in Section 15.7 hereof) to pay the entire Expense Amount, the balance of the Expense Amount shall be waived and shall not be payable.

      4.5. WAIVERS OF LIENS, AFFIDAVITS. Notwithstanding the foregoing provisions of this Article, Retainage shall become at such times, and in accordance with such conditions, as may be set forth in the relevant Trade Contract.

      4.6. MATERIALS NOT INCORPORATED IN WORK. If payments are to be made on account of materials or equipment not incorporated in the work, but delivered and suitably stored at the site of the work or at some other location approved by the Construction Lender, such payments shall be conditioned upon submission by the Manager of such documentation as may be required by the Construction Lender.

      4.7. TITLE TO WORK. The Manager shall require all Contractors to warrant and guarantee that title to all work, materials and equipment covered by a voucher or statement requesting payment, whether incorporated in the Project or not, will pass to the Owner, and/or the Construction Lender subject to the terms of the loan documents evidencing the Construction Loan upon receipt of such payment made by the Manager or Owner, free and clear of all liens, claims, security interests or encumbrances, and that no work, materials or equipment covered by such voucher or statement will have been acquired by the Contractor, or any other person performing the work or furnishing materials or equipment, subject to an agreement under which an interest therein or an encumbrance thereon is retained by the seller or otherwise imposed by the Contractor or such other person.

      4.8. DRAW REQUESTS. All payments under this Agreement or any Trade Contract shall be based on satisfaction of requirements of the Construction Lender, using forms approved by the Construction Lender. Each draw request shall include a certification by the Manager that, to the best of its knowledge, information and belief, the work has been completed in accordance with the Plans. The issuance of a draw request package to the Construction Lender shall constitute a representation, but not a warranty (which warranty shall be made by the Contractor to the extent such Contractor is required to do so pursuant to the relevant Trade Contract and promptly delivered to Owner by Manager) by the Manager to the Owner that the work has progressed to the point indicated, that to the best of its knowledge, information and belief, the quality of the work is in accordance with the Plans and that the Manager and each Contractor is entitled to payment in the amount certified. In addition, the final draw request package shall constitute a further representation, but not be a warranty, that the conditions precedent to the Final Payment have been fulfilled. No draw request shall constitute acceptance of any work in accordance with the Plans.

      4.9. TITLE TO MATERIALS AND EQUIPMENT.

            (a) Title to all Materials, tools and equipment paid for by the Owner or incorporated into the Project shall be vested in the Owner. In addition, Owner shall be entitled to all drawings, plans and specifications and other work product prepared for or on behalf of Owner, as a condition to completing the work. At the completion of the work and when no longer required, tools, equipment and materials shall be sold at the discretion of the Owner, or otherwise disposed of as Owner directs, and all sums and allowance realized credited to the Owner.

            (b) Manager hereby agrees to make available for inspection by Construction Lender, during reasonable business hours, upon reasonable prior notice, Manager's books and records relating to the work being performed or the acquisition of any material or equipment to be incorporated into the Premises if and only to the extent that the Manager is required to make the same available to Owner hereunder.

                                   ARTICLE V.

                                    INSURANCE

      5.1. INSURANCE. Prior to commencement of any work under this Agreement, the Manager, on behalf of the Owner and at the Owner's expense, shall procure and maintain at all times during the performance of the work for the benefit of Owner, Manager, and all Contractors on the Project, all bonds and insurance for the work in accordance with the insurance specifications attached in Exhibit 5.1 hereto and made a part hereof, and with such companies as Construction Lender shall approve, under a project specific Contractor Controlled Insurance Program ("CCIP") which shall include the interest of Construction Lender and Manager as additional insureds (and Wal-Mart as appropriate), provided such insurance is obtainable by Manager. All or some of such insurance may be carried through blanket policies insuring other properties managed by Manager and/or owned by RGPLP or its affiliates. Duplicate originals of such policies evidencing the issuance thereof shall be delivered to Owner. In case of any loss, Manager on behalf of Owner, shall negotiate and settle claims without obtaining Owner's consent so long as the amount of such settlement is sufficient to repair any damage caused by any casualty, and the insurance proceeds, if any, shall be payable to Owner, subject, however, to the provisions of the Loan Documents (as defined in Section 8.1 hereof). Manager shall ensure all Contractors are enrolled in the CCIP and shall require all Contractors to carry such other insurance as may be required by the Construction Lender or by law.

      5.2. OWNER'S RIGHT TO INSURE. At the specific election of Owner, and with the consent of Construction Lender, any coverages set forth in the insurance specifications may be procured and maintained by the Owner, provided such coverage affords at least the same protection, terms and conditions normally carried by Manager, and complies with the specifications attached hereto.

                                  ARTICLE VI.

                                 NO ASSIGNMENT

      6.1. NO ASSIGNMENT BY MANAGER. Neither this Agreement nor any rights hereunder shall be assignable by Manager, directly or indirectly, without Owner's, and Construction Lender's prior written consent, it being agreed that this Agreement is for personal services and that but for the persons controlling Manager, Owner would not enter into this Agreement. Notwithstanding the foregoing, Manager may assign its interest in this Agreement to any corporation or other entity Controlling, Controlled by, or under common Control with Manager, or to any entity into which Manager or the affiliates of Manager may have merged or been acquired. For purposes of this Agreement, "Control" (or any tense thereof) shall mean the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select or become the managing partner of a partnership, to select or become the managing member of a limited liability company or otherwise to select, or have the power to remove and then select, a majority of those entities or persons exercising governing authority over an entity; provided that a majority of such entities or persons shall have the unfettered authority to make all decisions with respect to such entity. Furthermore, Owner shall have the right to assign the Guaranty being given to the Owner by Ramco-Gershenson Properties, L.P., sole owner of Manager, to Wal-Mart, as to the Site Improvement Work.

                                  ARTICLE VII.

                                 TRADE CONTRACTS

      7.1. MANAGER TO NEGOTIATE. The Contract with the Construction Manager has been negotiated by Manager and executed by Manager and Construction Manager. The Owner authorizes the Manager to procure bids for, negotiate, and execute, on behalf of Owner, all contracts to be entered into with suppliers, materialmen, Contractors and others for the performance of the work contemplated by this Agreement. Owner's prior approval shall not be required before Manager enters into each such Trade Contract with suppliers, materialmen, Contractors and others for the performance of the work contemplated by this Agreement, so long as the amount of such Contract is either contemplated by the Development Budget or will be a cost borne by Manager. Manager will, however, notify Owner of actual meetings and negotiating sessions with any such Contractors for Contracts exceeding Fifty Thousand Dollars ($50,000.00).

      No Trade Contract shall contradict the provisions of this Agreement and shall provide that all work performed under such Trade Contract shall be performed in accordance with the Plans and payment in respect of such work shall be made based upon the draw request procedure referred to in Section 4.8 hereof. No provision of this Agreement shall be interpreted as relieving any Contractor of its responsibilities under its Trade Contract or as superseding any portion of such Trade Contract. Each Trade Contract shall provide that, at Owner's option, such Trade Contract shall be enforceable directly by Owner and Owner may exercise such right without any obligation therefor to Manager.

      7.2. COMPLETION. Subject only to Unavoidable Delay (as hereinafter defined), the Manager hereby covenants to complete the Basic Center within twenty four (24) months from the date hereof, time being of the essence with regard to this Section 7.3. For purposes hereof, "Unavoidable Delay" shall mean delay caused by any strike, riot, act of God, material or labor shortage or stoppage, inclement weather, governmental act or intervention, or other cause beyond the reasonable control of Manager (financial inability of Manager not being a cause beyond its control). The foregoing notwithstanding, Manager hereby covenants to complete the Site Improvement Work by the date required therefor under the Wal-Mart SDA.

                                 ARTICLE VIII.

                        COMPLIANCE WITH PROJECT DOCUMENTS

      8.1. LOAN DOCUMENTS. Manager further acknowledges and agrees that it is fully familiar with the terms and conditions of the Loan Documents, as defined below, and Manager's performance under this Agreement shall comply and conform in all respects with the requirements of the Loan Documents and the Wal-Mart SDA. For the purposes of this Agreement, "Loan Documents" shall be deemed to mean all documents and agreements executed in connection with the Construction Loan and Mezzanine Loan.

                                  ARTICLE IX.

                                  INDEMNITIES

      9.1. MANAGER'S INDEMNITY.

            (a) The Manager shall indemnify, protect, defend and hold harmless the Owner and its respective officers, directors, trustees, incorporators, shareholders, partners, and employees (each of the foregoing an "Indemnified Person") from and against any and all liabilities (including, without limitation, Environmental Damages (as hereinafter defined) and strict liability in tort), taxes, losses, obligations, claims (including, without limitation, Environmental Damages and strict liability in tort), damages, penalties, causes of action, suits, costs and expenses (including, without limitation, reasonable attorneys', experts', consultants' and accountants' fees and expenses) or judgments of any nature relating to or in any way arising out of:

                  (i) the purchasing, ordering, delivery, acquisition, construction, title on acquisition, rejection, installation, possession, titling, retitling, registration, re-registration, custody by the Manager of title and registration documents relating to construction of the Project, and any accident, injury, death or property damage on or about the Project, but only to the extent that any liability, cost, or expense relating to any of the foregoing arise out of events occurring prior to the "Termination Date", as hereinafter defined, and further provided that Manager shall have no indemnity obligations; (A) to the extent that any such costs or liabilities are included in the Project Budget, or are otherwise approved by Owner, (B) for any general administrative expenses of the Owner, and (C) for taxes with respect to which indemnification is excluded under paragraph (b) of this Article IX and (D) for any costs, expenses, or liabilities outside of the Project Budget which are voluntarily incurred by Owner and are not incurred in defense of a claim which is covered by Manager's indemnity obligations set forth herein or to cure a default by Manager or protect Owner's interest in the Project respecting a default by Manger of its duties hereunder or under the Loan Documents;

                  (ii) the assertion of any claim or demand based upon any infringement or alleged infringement of any patent or other right, by or in respect of the Project or any part thereof to the extent that such claim or demand arises out of (i) construction at the Project performed at the direction of Manager, or (ii) any equipment installed at the direction of Manager in the Project; provided, however, that, upon request of the Manager, the Owner will make available to the Manager the Owner's rights under any similar indemnification arising from any manufacturer's or vendor's warranties or undertakings with respect to any equipment constituting a part of the Project;

                  (iii) any violation, or alleged violation, by the Manager of this Agreement or Construction Loan or of any contracts or agreements to which the Manager is a party relating to the Project or to which Owner is a party relating to the Project provided Manager has reviewed and approved the same, or by which Manager is bound or any laws, rules, regulations, orders, writs, injunctions, decrees, consents, approvals, exemptions, authorizations, licenses and withholdings of objection, of any governmental or public body or authority and all other legal requirements applicable to the Project, but only to the extent that any such violation, or alleged violation, occurred prior to the Termination Date;

                  (iv) any and all Environmental Damages relating to or in any way arising out of the Project provided that such Environmental Damages relate to an Environmental Matter including, without limitation:

                        (A) the violation or alleged violation of or compliance or non-compliance with any Environmental Requirements (as hereinafter defined) occurring prior to the Termination Date (i) in connection with the ownership or operation of the Project, and (ii) by any prior owner or operator of the Premises in connection with the ownership or operation of the Project and Owner shall assign to Manager any rights or claims it may have against such prior owner or operator;

                        (B) the release or threatened release at, to or from any location of any Contaminants (as hereinafter defined) or remedial action or corrective action (as the latter term is used in Sections 3004(u), 3004(v) and 3008(h) of the Resource Conservation and Recovery Act or any equivalent state, local or foreign law) to address any Contaminants, (i) generated, treated, recycled, stored, processed, used or disposed by or on behalf of the Manager at or in connection with the Project, (ii) generated, treated, recycled, stored, processed, used or disposed by or on behalf of any prior owner or operator of the Project in connection with the ownership or operation of the Project and Owner shall assign to Manager any rights or claims it may have against such prior owner or operator, or (iii) transported by or on behalf of the Manager or any of its respective officers, directors, trustees, incorporators, shareholders, partners, or employees (hereafter, "Person") to or from the Project for treatment, recycling, processing, use or disposal at any location; and

                        (C) the presence of any Contaminant at, in, on or under the Project to the extent such Contaminant was present at the Project prior to the Termination Date or, prior to the Termination Date, placed in a location or state that would affect the Project;

                        (D) the failure to report or disclose any of the foregoing to the extent Manager had actual knowledge of the foregoing or to remediate any of the foregoing or to comply with any applicable consent order or voluntary agreement with any governmental authority which remediation or consent order or agreement relate to occurrences prior to the Termination Date.

                  (v) any breach of a representation, warranty or covenant made herein or which is contained in any certificate, document or financial or other statement furnished by or on behalf of the Manager under or in connection with this Agreement or the Construction Loan;

                  (vi) any default by the Manager in the performance or observance of any term, covenant, condition or obligation over which Manager has control contained in this Agreement, or the Loan Documents.

                  (vii) (A) As used herein, the term "Contaminant" means any pollutant or substance that is or may be harmful to human health, natural resources or the environment regulated under any Environmental Requirement and any hazardous substance, radioactive substance, hazardous material, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, industrial waste, petroleum or petroleum-derived substance or waste, asbestos, PCBs or any hazardous or toxic constituent thereof defined as such or, regulated under Environmental Requirements as harmful to human health, natural resources or the environment, but only to the extent such pollutant, substance, material, waste or contaminant is present in quantities greater than that allowed by Environmental Requirements.

                        (B) As used herein, the term "Environmental Damages" shall mean any and all claims, judgments, damages (excluding, however, punitive damages except related to the intentional or grossly negligent acts of Manager), losses, penalties, fines, interest, fees, liabilities (including, without limitation, strict liability), taxes, obligations, encumbrances, liens, costs and expenses (including, without limitation, costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement or judgment), of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, direct or indirect, including, without limitation, reasonable attorneys' fees and disbursements and consultants' fees (collectively, "Damages"), any of which are asserted, imposed or incurred at any time pursuant to Environmental Requirements but only to the extent that such Environmental Damages are not covered by Owner's environmental insurance policy covering the Project.

                        (C) As used herein, the term "Environmental Matters" means any matter, fact or situation arising prior to the Termination Date relating to or arising from (a) any violation or alleged violation of, or failure to meet, an Environmental Requirement relating to the Project,
                        (b) any release or threatened release of any Contaminant on, under, emanating to or from the Project or the presence of any Contaminant which has come to be located on, from or under the Project from another location, (c) the generation, treatment, transport or disposal of any Contaminant at, to or from the Project, (d) any injury to human health or safety or the environment by reason of the matters described in clauses (a), (b) and (c) above, or (e) any revocation, expiration, termination or failure to obtain or maintain any governmental approval applicable to or required for the Project.

                        (D) As used herein, the term "Environmental
                        Requirements" means all applicable federal, state, local and foreign laws (including duties under the common law), statues, codes, ordinances, rules, regulations, directives, binding policies, permits, authorizations or orders relating to or addressing the environment, natural resources or human health, including, but not limited to, any law, statute, code, ordinance, rule, regulation, directive, binding policy, permit, authorization or order relating to (a) the use, handling, disposal, release or threatened release of any Contaminant or (b) worker health.

                  (viii) Damages for personal injury or threatened personal injury (including sickness, disease or death) relating to an Environmental Matter, or injury or threatened injury to property or natural resources relating to an Environmental Matter, foreseeable or unforeseeable, including, without limitation, the cost of demolition and rebuilding of any improvements on real property;

                  (ix) Reasonable fees incurred for the services of attorneys, consultants, contractors, doctors, experts, laboratories and all other reasonable costs incurred in connection with any damages as described in subparagraphs (i) and (ii) of this definition, and the investigation or remediation of Contaminants or the suspected presence of Contaminants or the violation or threatened violation of Environmental Requirements, including, but not limited to, the preparation of any feasibility studies or reports or the performance of any investigation, cleanup, treatment, remediation, removal, response, abatement, containment, closure, storage, disposal, transport, restoration or monitoring work required by any federal, state, local or foreign governmental agency or political subdivision, or otherwise expended in connection with such conditions, and including, without limitation, any reasonable attorneys' fees, costs and expenses incurred in enforcing this Agreement.

            (b) Manager agrees to indemnify, protect, defend and hold harmless each Indemnified Person from and against all U.S. Federal, state, county, municipal, foreign or other fees and taxes of whatsoever nature, including, but not limited to, license, qualification, franchise, rental, withholding, sales, use, ad valorem, personal property, real estate, value added, excise, motor vehicle, occupation fees and stamp or other taxes or tolls of any nature whosoever, and penalties and interest thereon, whether assessed, levied against or payable by the Owner or otherwise, with respect to the Project or the acquisition, purchase, sale, rental, use, operation, control or ownership of the Project (including, without limitation, any claim by any governmental authority for transfer tax, mortgage recording tax, filing or other similar taxes or fees in connection with the acquisition of the Project by the Owner) or measured in any way by the value thereof or by the business of, investment in, or ownership by the Owner with respect thereto; provided that this indemnity shall not apply to Federal, state, local or other net income taxes, gross income taxes or gross receipts tax imposed directly upon the Owner or any Indemnified Party or to any taxes or fees payable from any Project Budget or incurred after the Termination Date.

            (c) Manager shall forthwith upon demand, reimburse any Indemnified Person for any sum or sums expended with respect to any of the foregoing or, upon request from any Indemnified Person, shall pay such amounts directly. Any payment made to, or on behalf of, any Indemnified Person pursuant to this
Article IX shall be increased to such amount as well, after taking into account all taxes imposed with respect to the accrual or receipt of such amount as well, after taking into account all taxes imposed with respect to the accrual or receipt of such payment (as the same may be increased pursuant to this sentence), equal the amount of the payment, reduced by the amount of any savings in such taxes actually realized by the Indemnified Person as a result of the payment or accrual of the amounts in respect of which the payment to or on behalf of the Indemnified Person hereunder is made. To the extent that the Manager in fact indemnifies any Indemnified Person under the indemnity provisions of this Agreement, the Manager shall be subrogated to such Indemnified Person's rights in the affected transaction and shall have a right to determine the settlement of such indemnified claims therein.

            (d) The indemnities contained in this Article IX shall not be affected by any termination or expiration of this Agreement.

            (e) Notwithstanding any provisions of this Article IX to the contrary, the Manager shall not indemnify and hold harmless any Indemnified Person against any claims and liabilities to the extent arising from the gross negligence or willful misconduct of such Indemnified Person or against any claims and liabilities whatsoever to the extent arising from facts or circumstances after the Termination Date.

            (f) Promptly after receipt by an Indemnified Person of notice of any claim, action, proceeding or suit against such Indemnified Person, the Owner or such Indemnified Person will, if a claim for indemnification is to be made against the Manager under this Article IX, notify the Manager of such claim or the commencement of such action, but an omission so to notify will not relieve the Manager from any liability which it may have to an Indemnified Person under this Article IX, except to the extent that such failure prejudices any defense which Manager may have otherwise had. In case any such claim, action, proceeding or suit is brought against an Indemnified Person, and the

Owner or such Indemnified Person notifies the Manager of the existence thereof, the Manager will be entitled to participate in and, to the extent that it may wish, assume the defense thereof, with counsel selected by the Manager and reasonably satisfactory to such Indemnified Person. The Indemnified Person will cooperate with the Manager in such defense. After notice from the Manager to an Indemnified Person of it s election to assume the defense of any claim or action, the Manager will not be liable to such Indemnified Person under this
Article IX for any legal or other expenses subsequently incurred by such Indemnified Person under this Article IX for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, unless incurred at the request or with the consent of the Manager or unless the Manager fails, in a timely manner, to engage counsel reasonable satisfactory to such Indemnified Person; provided that the Manager shall not have the right to assume the defense thereof, to the extent that such Indemnified Person shall deliver to the Manager a written notice waiving the benefits of the indemnification of such Indemnified Person provided by this
Article IX in connection with such claim, action, proceeding or suit. Notwithstanding the foregoing, if any criminal proceeding is brought against an Indemnified Person who is an individual, (i) the action threatens to restrain or adversely affect the conduct of the business of an Indemnified Person, excluding the business of the Owner's ownership of the Project or (ii) independent counsel to an Indemnified Person shall conclude that there may be defenses available to such Indemnified Person which are different from or additional to, and may conflict with those available to the Manager; the Manager shall not have the right to assume the defense of any such action on behalf of the Indemnified Person if such Indemnified Person chooses to defend such action, and all reasonable costs, expenses and attorneys' fees incurred by the Indemnified Person in defending such action shall be borne by the Manager. Notwithstanding the assumption of its defense by the Manager pursuant to this paragraph, any Indemnified Person shall have the right to employ separate counsel and to participate in its defense, but, except as set forth in the immediately preceding sentence, the fees and expenses of such counsel shall be borne by the Indemnified Person. In addition, the Manager will not be liable for any settlement of any claim, action, proceeding or suit unless the Manager has consented thereto in writing (such consent not to be unreasonably withheld). Any decision by an Indemnified Person to employ its own counsel rather than counsel selected by the Manager (whether or not at the Manger's expense) shall in no way affect any rights of such Indemnified Person otherwise arising under this Agreement.

      As used in this Agreement, the term "Termination Date" shall mean the termination date of this Agreement.

                                   ARTICLE X.

                                GUARANTEE OF WORK

      10.1. ONE YEAR GUARANTEE. The Trade Contract with the Contractors contain a provision requiring the Contractor to repair and make good any damages or fault in the work that may appear within one (1) year after the completion of the work (or such longer period as may be contained in technical specifications of such Trade Contract or is otherwise customary in the industry) as the result of imperfect or defective work (even if such defects or imperfections be latent) or work or materials at variance with what was specified, and Manager shall administer the Contractors' full compliance with such guarantees. The Manager shall assign to the Owner any and all guarantees of the work, or any portion thereof, delivered to the Manager by any Contractor or any other person performing any portion or furnishing any materials or equipment incorporated in the work.

                                  ARTICLE XI.

                                     LIENS

      11.1. DISCHARGE OF LIENS. If at any time there shall be evidence of any filed liens for which the Owner might become liable, the Manager shall cause the same to be discharged or bonded over within sixty (60) days after the filing of same.

                                  ARTICLE XII.

                                 SUBORDINATION

      12.1. SUBORDINATION TO MORTGAGE. This Agreement and all fees due from the Owner to the Manager pursuant hereto shall be subject and subordinate in all respects to the Construction Loan and this provision shall be self-executing but Manager shall, upon request, execute such instrument as may reasonably be requested by the Owner or Construction Lender to evidence such subordination.

                                 ARTICLE XIII.

                              PROPERTY MANAGEMENT

      13.1. GENERAL MANAGEMENT DUTIES. Subject to the availability of funds provided under the Operating Budget (as hereinafter defined), Manager shall manage and operate the Project in a manner consistent with the management and operation of comparable properties, shall provide such services as are customarily provided by a manager of properties of comparable class and standing, and shall consult with Owner and keep Owner advised as to all material or extraordinary matters and decisions affecting the Project. Notwithstanding the above, it is understood and agreed that Manager shall have the right to engage a third party to assist Manager in the performance of services and duties hereunder, but such engagement shall not relieve Manager of any of its obligations or duties under this Agreement. Specifically, Manager shall, at Owner's expense, perform the following services and duties for Owner in a faithful, diligent and efficient manner:

            (a) Accounting and Operations Reports. Manager shall timely prepare and deliver to Owner such accounting and operations reports as and in the manner required pursuant to Manager's standard reporting requirements, as same may be modified and supplemented by the requirements of the Construction Lender, as may be amended from time to time;

            (b) Collection of Rents. Manager shall use its best efforts to collect all amounts payable by tenants, subtenants, licensees and concessionaires of the Project (any of such parties hereafter being referred to as "Tenant") to or for the account of Owner, including, without limitation, fixed minimum rent ("Fixed Rent"), any rent payable to Owner by any Tenant which is based upon a percentage of the sales of such Tenant ("Percentage Rent"), and other escalations, reimbursements, settlements, awards, fees, adjustments and other amounts by or due from Tenants and any sums otherwise accruing to Owner from Tenants with respect to the Project on a timely basis (collectively, "Rent"). Owner hereby authorizes Manager to receive and collect all Rent on behalf of Owner. Manager shall serve notices of default upon Tenants and other parties who are in default in performing their obligations under any of the Tenant leases or under any other documents relating to the operation of the Project, with copies sent simultaneously to Owner, and attempt to cause Tenants to cure such defaults. Owner hereby authorizes Manager, as appropriate, to request or demand (either orally or in writing and including, after Manager has used its best efforts to collect the same, through the use of a collection agency approved by Owner, at Owner's expense) that Tenants pay Rent. Manager shall pursue, on behalf of Owner, any and all of Owner's legal remedies against any Tenant upon Tenant's default of any of the terms or provisions of their Tenant lease.

            (c) Marketing Services. Owner shall not establish a merchants' association and/or to contribute to a marketing or advertising fund in connection with the Project unless Tenants of the Project require same. If Owner is so required to establish a merchants' association and/or to contribute to a marketing or advertising fund, Manager shall perform Owner's administrative duties in connection therewith.

            (d) Personnel. With respect to the Project, Manager shall cause to be hired, paid, supervised, and terminated as employees of Manager or, at Manager's election, as independent contractors, all persons whom Manager reasonably deems necessary to maintain and operate the Project. Such persons shall be hired, paid and supervised at Manager's sole cost and expense, except to the extent provided in the Operating Budget or as otherwise approved by Owner and except for those persons whose salaries or charges are reimbursed by Tenants or as part of the cost of common area maintenance or as part of the expenses of the operation and maintenance of the Project. Manager shall use due care in the selection and supervision of personnel or independent contractors employed in the operation and maintenance of the Project, and of each person in the general employ of Manager to whom said duties are delegated. Employees who are involved in the accounting for or handling of Owner's funds shall be bonded. Such persons shall in every instance be deemed independent contractors or employees of Manager and not employees or agents of Owner. Owner shall have no obligation to supervise such persons directly, and Manager shall be responsible for their activities and performance hereunder. Manager shall comply with all local, state and federal labor and tax laws and regulations, including, without limitation, worker's compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects. Manager shall file all local, state and federal labor payroll tax reports and other similar reports, and shall timely make payments of all withholding and other payroll taxes with respect to such persons.

            (e) Project Employee Records. Manager shall keep such reports for hourly payroll personnel employed by the Project and adequate payroll records bearing explanation of the work performed by such employees as Manager customarily prepares, which reports and payroll records shall be available for inspection by Owner or its authorized representatives, and Manager shall deliver copies thereof to Owner upon request. In selecting and hiring, promoting and/or dismissing employees, Manager shall fully comply with all laws and regulations relating to equal opportunity employment.

            (f) Cleaning and Repairs. Manager shall keep the Project in a clean and sightly condition and recommend and make all repairs and changes, arrange for all decorating, and purchase all supplies, necessary for the proper operation of the Project or the fulfillment of Owner's obligations under any Loan Document or the compliance with all applicable laws. Manager shall not make any purchase or do any work, the cost of which shall exceed the amount set forth in the Operating Budget (as same may be modified in accordance with Section 13.2 hereof) without, in each instance, obtaining the prior written approval of Owner, unless Manager elects to fund such cost. Manager shall use its best efforts to obtain all discounts and rebates available in connection with its operation of the Project and Owner shall receive the benefit of all such rebates and discounts from the contractors and suppliers supplying such work, labor and services, provided, however, that if Manager has expended sums to fund a cost as set forth in this Section 13.1(f), Manager shall be entitled to be reimbursed therefor out of such savings, rebate or discount to the extent that same result in a budget surplus under the approved Operating Budget.

            (g) Insurance Losses. Manager shall promptly upon obtaining knowledge thereof notify Owner and Owner's applicable insurance carrier of any personal injury or property damage occurring to or claimed by any Tenant or third party against Owner on or with respect to the Project, of any fire or other casualty causing damage to the Project or of any other claims made against Owner with respect to the Project. Manager shall promptly forward to the carrier, with copies to Owner, any summons, subpoena, or other like legal document served upon Manager relating to actual or alleged potential liability of Owner, Manager, or Project, and in any event such notification shall be given within the time period required in any applicable insurance policy. In the case of any fire or other casualty causing material damage to the Project, Manager shall also upon obtaining knowledge thereof immediately give telephonic notice thereof to Owner's designated casualty insurance carrier so that an insurance adjuster can view the damage before repairs are started and complete customary loss reports in connection with such fire or other damage to the Project. Manager hereby agrees to indemnify and hold Owner harmless from and against any and all losses, damages, liabilities or claims of any nature, including costs and expenses incident thereto in connection with any uninsured losses attributable to any act or omission of Manager (including without limitation any deductible otherwise payable by Owner and not collectible from Tenants).

            (h) Preparation of Forms, Reports and Returns. Manager shall prepare or cause to be prepared for execution and filing by Owner all forms, reports and returns, if any, required by all federal, state, or local laws in connection with unemployment insurance, workmen's compensation insurance, disability benefits, Social Security and other similar taxes now in effect or hereafter imposed, and also any other requirements relating to the contracting of third party vendors for the Project; however, Manager shall not be obligated to prepare any of Owner's local, state, or federal income tax returns;

            (i) Real Estate and Property Taxes; Payment of Taxes. Manager shall monitor, review and keep Owner advised with respect to real estate and property tax assessments relating to the Project and pay, prior to delinquency all real estate taxes, sales tax, personal property taxes and assessments levied against the Project, or any part thereof, and assist Owner, when so requested, to try to reduce such assessments and taxes. Manager may, with Owner's prior written approval, engage outside property tax consultants and certiorari attorneys, for the benefit of and at the sole cost and expense of Owner to assist Manager in connection with such tax and assessment matters;

            (j) Public Representation. Manager shall represent the interest of Owner with respect to all public bodies, such as taxing, police, fire, state, county, township or other municipal or public authorities by notifying Owner of all matters of which Manager becomes aware which would have an adverse impact on the Project and by giving notice of any changes in legal requirements of which Manager becomes aware and, at the direction of Owner, attend meetings and/or generally communicate with such governmental entity;

            (k) Tenant Insurance. Manager shall obtain from Tenants and, upon request, promptly forward to Owner any and all certificates of insurance and renewals thereof required to be furnished under any Tenant lease.

            (l) Subject to the limitations of the applicable approved Operating Budget adopted pursuant to Section 13.2 hereof, perform such other acts as are reasonable, necessary and proper in the discharge of its duties under this Agreement.

      13.2. OPERATING BUDGET.

            (a) Operating Budget Approval Process. Manager shall prepare and submit to Owner and Construction Lender for approval by November 30 of each year during the term hereof a proposed budget (the "Operating Budget") for the operation of the Project during the following calendar year or other operating period as may be specified by Owner (the "Operating Year"). Any Operating Budget approved by Construction Lender shall be deemed approved by Owner. Until Manager has obtained an approved Operating Budget, Manager may continue to operate pursuant to the last approved Operating Budget, increased by an aggregate of five percent (5%) of the total expenditures set forth in such last approved Operating Budget, which increase may be allocated among budget line items as Manager deems appropriate. In the absence of any written notice of approval within thirty (30) days after delivery of a proposed

Operating Budget to Owner, the proposed Operating Budget shall be deemed to have been approved by Owner.

            (b) Payment of Budgeted Expenses. Manager shall have the right to pay all expenses according to the approved Operating Budget, including the Management Fee (hereinafter defined). Notwithstanding any other provision in this Agreement, without the prior consent of Owner or Construction Lender, Manager shall not incur or permit to be incurred expenses under this Agreement (excluding only utility expenses, general real estate taxes, insurance premiums, financing costs and emergency expenses) that exceed ten percent (10%) of the applicable line items in the Operating Budget (e.g., CAM, taxes, electricity and other operating expenses) except that Manager may increase any line item by allocating contingency amounts thereto or by allocating cost savings in one line item to another line item. Manager shall promptly notify Owner whenever Manager determines that the Operating Budget or any expense item in the Operating Budget is insufficient to cover the expenses of operating the Project or the applicable expense item.

      13.3. REIMBURSABLE AND NONREIMBURSABLE COSTS. All costs incurred by Manager in the performance of its duties under this Agreement that are in accordance with the approved Operating Budget or within Ten Thousand Dollars ($10,000.00) or ten percent (10%) of the applicable line items in the approved Operating Budget shall be reimbursed by Owner.

      13.4. PROPERTY PERSONNEL. Manager shall employ, pay, and supervise all employees necessary in connection with the operation and management of the Project. Manager shall provide and maintain, so long as this Agreement is in force, worker's compensation insurance in accordance with all applicable laws covering all employees of Manager performing work in respect of the Project operations.

      13.5. CONTRACTS AND SUPPLIES. Manager shall, at Owner's expense, obtain all licenses and permits required in the management and operation of the Project, enter into contracts on behalf of Owner for the furnishing to the Project of required utility services, heating and air-conditioning services and other maintenance, pest control, and any other services and concessions which are reasonably required in connection with the maintenance and operation of the Project. Manager shall also place purchase orders for services and personal property as are reasonably necessary to properly maintain the Project. All such contracts and orders shall be subject to the limitations set forth in the approved Operating Budget.

      13.6. ALTERATIONS, REPAIRS AND MAINTENANCE.

            (a) Budgeted Repairs/Emergency Repairs. Manager shall, at Owner's expense, perform or cause to be performed all necessary or desirable repairs, maintenance, cleaning, painting and decorating, alterations, replacements and improvements in and to the Project as are customarily made by property managers in the operation of properties of the kind, size, and quality of the Project; provided, however, that no unbudgeted alterations, additions or improvements involving a fundamental change in the character of the Project or constituting a major new construction program shall be made without the prior written approval of Owner unless performed pursuant to any lease approved or deemed approved by Owner. However, emergency repairs immediately necessary for the preservation or the safety of the Project, or for the safety of the tenants and their invitees of the Project, or required to avoid the suspension of any necessary service to the Project may be made by the Manager without prior approval and regardless of the cost limitations imposed by this Section 13.6(a). Manager shall as soon as practicable give notice to Owner of any such emergency repairs for which prior approval is not required.

            (b) Capital Improvements. In accordance with the terms of approved Operating Budget or upon written approval of Owner, Manager shall, from time to time during the term hereof, at Owner's expense, make or cause to be made all required capital improvements, replacements, or repairs to the Project.

            (c) Maintenance. Manager, except as otherwise provided in this Agreement, agrees to use its best efforts in the management, leasing, operation and maintenance of the Project and Manager hereby agrees to comply with all written instructions of Owner which are within the scope of and consistent with Manager's obligations hereunder. Manager shall maintain the Project strictly in accordance with the leases for the Project, subject to the terms of this Agreement and all the Loan Documents (which Owner has provided Manager with copies or which are otherwise within Manager's possession). Manager shall pay the expenses incurred in connection with the maintenance of the Project strictly in accordance with Section 13.2 hereof and the terms of this Agreement by applying the funds deposited in the Owner's Account. Unless specifically authorized in advance by Owner in writing, Manager shall not make any expenditure that is not authorized under Section 13.2 hereof, except that Manager may incur any expenditure for repairs or replacements which are required by the leases or are not in excess of one hundred ten percent (110%) of the amount budgeted therefor in the Operating Budget, and provided further that if Manager, in its reasonable business judgment, concludes that emergency repairs or replacements are immediately necessary for the preservation of any portion of the Project or safety of persons or are required to avoid the suspension of any necessary service in the Project or to prevent a material default of Owner under any Loan Document (individually or collectively, an "Emergency Situation"), and Manager, after using reasonably diligent efforts, is unable to consult with Owner by telephone, telex or telecopier prior to taking any action in such Emergency Situation, then Manager may take said action without the prior approval of Owner and the limitations on expenditures set forth above shall not apply to such action. If Manager takes such action by reason of an Emergency Situation, Manager shall notify Owner orally or in writing as quickly as possible after taking such action and shall specify in reasonable detail the reason for taking such action and the cost thereof. The Manager's right to exceed the Operating Budget as expressly set forth above, is referred to herein as the "Budget Increase Limit".

            (d) Equipment. On behalf of Owner, Manager shall purchase or lease for Owner all supplies and equipment which Manager shall deem necessary to maintain and operate the Project, subject to the Operating Budget and the Budget Increase Limit.

All discounts obtained by Manager in connection with such purchase or lease of supplies and equipment shall be for the benefit of Owner.

            (e) Approval of Contracts and Other Agreements. Except as expressly provided herein, Manager shall not approve the execution of or enter into any service contract or other agreement on behalf of Owner or otherwise bind Owner without the prior consent of Owner. Manager may enter into such service contract or other agreements (excluding Tenant leases) on behalf of Owner without Owner's consent, provided that each such agreement (a) (i) is routinely required for the management, operation or maintenance of the Project and/or relates to the provision of utility, maintenance or other services to Tenants, (ii) is for a term of not more than one year or is terminable on not more than forty-five (45) days' notice by Owner without penalty or additional payments, and (iii) would not cause the Budget Increase Limit to be exceeded or (b) is made necessary by an Emergency Situation. Manager shall promptly provide Owner with a copy of each agreement entered into pursuant to this section. Manager shall not hold itself out as having the authority to approve Tenant leases or any other contract or agreement without the prior written approval of Owner, except as expressly provided herein.

            (f) Compliance with Governmental Orders. Manager, at Owner's cost and expense, shall use its best efforts to cause the Project to be in compliance with any and all laws, ordinances, codes, rules, regulations and orders applicable to the Project promulgated by any federal, state, county or municipal authority having jurisdiction and the orders of the board of fire underwriters or other similar body having jurisdiction (collectively, "Governmental Requirements"), provided that, unless specifically authorized in advance by Owner in writing, Manager shall not incur any expenditure for such compliance which would cause the Budget Increase Limit to be exceeded, except if, in Manager's reasonable business judgment, such compliance is required by an Emergency Situation.

            (g) Signs. Manager, at Owner's cost and expense, shall place and remove, or cause to be placed and removed, such signs on the Project as Manager in the exercise of its reasonable business judgment deems appropriate, subject to the terms of the Loan Documents and any applicable laws. Notwithstanding the foregoing, upon Owner's request, Manager shall place or remove any signs which Owner requests be placed or removed from the Project.

      13.7. OPERATING ACCOUNT. Manager has opened and shall maintain an account separate from Manager's personal account (the "Operating Account"). The Operating Account shall be in the name of Owner, and shall be the property of Owner. Manager shall deposit, with reasonable promptness, in the Operating Account all funds collected by Manager under this Agreement, and shall withdraw from such Operating Account, when due, Manager's compensation under this Agreement. Manager shall make deposits and withdrawals from the Operating Account as required in connection with the performance of the management activities set forth in this Article XIII (the "Management Activities"). Through the use of signature cards, authorized representatives of Manager shall be permitted access to any and all funds in the Operating Account. Manager shall designate the signatories on such account. The signature of one (1) authorized signatory of Manager will be sufficient to draw on such account. Manager's authority to draw against the Operating Account may be terminated at any time after this Agreement is terminated by written notice from Owner.

            (a) Security Deposits. Manager shall deposit all cash security deposits posted by Tenants in the Operating Account to be used as Manager customarily uses Security Deposits. All funds so deposited in the Operating Account shall be used in the same manner as other funds in the Operating Account. Manager shall maintain detailed records of all security deposits (whether cash or letter of credit) and such records will be open for inspection by Owner, Owner's agents and employees or other persons authorized by Owner.

            (b) Monthly Reports. Manager shall prepare and deliver to Owner, for each month, not later than the thirtieth (30th) day of the following month:

                        (A) monthly reports setting forth detailed statements of income and collections, expenses and disbursements, balances of the Operating Account (including then current bank statements), leases signed during the month, a schedule of all capital expenses paid during such month, a monthly rent roll (including records of the monthly gross sales reports of Tenants and the status of all vacant space) and other matters deemed material by Manager relating to the Management Activities (all in accordance with the accrual basis of accounting) for the proceeding month. Manager shall furnish Owner with such further information covering the operating and maintenance of the Project as Owner may reasonably require. Such statements shall list accounts payable over 30 days past due and will break down expenses and charges into major categories. In addition such monthly statements will show the amount each Tenant was billed that month, and the amount each Tenant paid. Upon Owner's request, such statements shall be accompanied by appropriate documentation of all expenditures made by manager on behalf of Owner under this Agreement.

                        (B) a comparison (both on a current month and a year to date basis) of actual operating results against the approved Operating Budget together with explanations of detrimental variances of greater than ten percent (10%) therefrom.

            (c) Quarterly Reports. Within fifty (50) days after the end of each calendar quarter, Manager shall prepare and deliver to Owner a report as of the last day of the preceding quarterly period, setting forth detailed statements of collections, disbursement, delinquencies, balances of Operating Account, accounts payable and other matters deemed material by Manager relating to the Management Activities (all in accordance with the accrual basis of accounting) for the preceding quarter. Such statements shall, upon Owner's request, be accomplished by appropriate documentation of all expenditures made by Manager under this Agreement. Such quarterly statements shall be accomplished by Manager's written estimates of the amounts, if any by which any major categories of the approved Operating Budget must be adjusted to fund adequately the operation and maintenance of the Project for the then current quarter. Manager shall also furnish Owner with such further information covering the operating and maintenance of the Project as Owner may reasonably require.

            (d) Year-End and Final Reports. As soon as practicable after the end of each Operating Year but in no event later than 100 days after the end of each Operating Year, and after the expiration or termination of this Agreement, Manager shall prepare and deliver to Owner detailed statements (prepared in accordance with the accrual basis of accounting) of all receipts, expenses and charges pertaining to the operation and maintenance of the Project during the preceding Operating Year.

            (e) Remittances. Within ten (10) days after the end of each calendar month, or at such other time as may be directed by Owner (but no more often than once a month), Manager shall remit to Owner or to such other party or parties as Owner may determine, all unexpended funds in the Operating Account to the extent that the funds in the Operating Account exceed the amount reasonably estimated by Manager as necessary to provide for working capital for the operation, maintenance, repair, direction and supervision of the Project.

                                  ARTICLE XIV.

                                     LEASING

      14.1. LEASING ACTIVITIES. (a) During the term of this Agreement, subject to the leasing guidelines set forth on Exhibit 14.1(a) attached hereto (the "Leasing Guidelines"), Manager shall have the exclusive right as Project manager to procure and negotiate, on behalf of Owner, tenant leases for retail space for the Project and any operation and easement agreements ("OEAs") with respect to the Project. In accordance with the Management Standard, Manager shall lease space in the Project to tenants subject to the Leasing Guidelines and to perform such other services in connection with the efficient leasing of the Project as Owner may from time to time reasonably direct. To the extent necessary to obtain tenants for the Project, Manager shall advertise the Project and conduct such promotional activities as may be deemed appropriate by Manager, to the extent that the costs therefor are either within a line item in the Operating Budget (increased as set forth in Section 13.2 hereof) or Manager elects to pay for the cost thereof. No such leases shall violate (a) use exclusions contained in existing leases or agreements with other tenants, (b) covenants, conditions or restrictions contained in any deed to, or other documents affecting, including, without limitation, reciprocal easement agreements, the Project, or (c) any legal requirements affecting the Project. Except as set forth in Exhibit 14-1(a) no lease for a portion of the

Project shall fail to limit the liability of Owner, Construction Lender, Mezzanine Lender or officers, partners, members, employees, representatives, directors, trustees or shareholders to Owner's interest in the Project or otherwise impose personal liability upon any of the foregoing.

            (a) Authority. During the term of this Agreement, subject to the Leasing Guidelines, Manager shall be and is hereby authorized to execute any tenant lease, OEAs or related documents on behalf of Owner.

                                  ARTICLE XV.

                                      FEES

      15.1. DEVELOPMENT FEE. Owner shall pay Manager a fee (the "Development Fee") for the Services equal to six percent (6%) of the hard costs (which includes building costs, site costs (excluding land), professional and consulting fees, costs of licenses, permits and other governmental fees, and tenant allowances as described in the Development Budget annexed hereto as
Exhibit 15.1), which amount shall be earned as construction progresses and paid concurrently.

      15.2. MANAGEMENT FEE. Four percent (4%) of the Total Revenue from the Project, payable monthly. For purposes hereof, "Total Revenue" shall mean fixed and percentage rent paid under all Project leases plus expense reimbursement revenues plus all other revenue derived from the Project, except from the proceeds of sale or casualty or condemnation.

      15.3. LEASING MANAGEMENT FEE. The amounts payable to Manager pursuant to this Section 15.3 are collectively the "Leasing Commission Fee", and shall include:

                        (A) Two Dollars ($2.00) per square foot for all space tenants at or above 20,000 square feet, unless a third party broker is involved, in which case Manager shall earn a fee of not less than One Dollar ($1.00) per square foot;

                        (B) Six percent (6%) of minimum rent for the term of the lease for all space tenants under 20,000 square feet, unless a third party broker is involved, in which case Manager shall earn a fee of not less than three percent (3%) of minimum rent for the term of the lease; and

                        (C) Eight percent (8%) of the sale price of an outlot or eight percent (8%) of ground lease rentals generated for the first ten years, unless a third party broker is involved, in which case Manager shall earn a fee of not less than four percent (4%) of the sale price of an outlot or four percent (4%) of ground lease rentals generated for the first ten (10) years.

      In the event that a co-broker is involved in any of the above referenced leasing transactions, in no event shall the Leasing Commission Fee payable to Manager be less than the amounts referenced above when a third party broker is involved so long as the fees referenced in (i) - (iii) above are contained within the Operating Budget as approved by the Construction Lender.

            (b) The Leasing Commission Fee shall be paid as follows:

                  (i)   50% upon execution of the leases; and

                  (ii)  50% upon rent term commencement.

                  provided, however, that in the event of a sale, such fee shall be paid in whole upon the closing of the sale.

            (c) All Leasing Commission Fees shall be earned upon the execution of the lease that is the subject of such Leasing Commission Fee.

      15.4. THIRD PARTY DEVELOPMENT COORDINATION FEE. Owner shall pay Manager a Third Party Development Coordination Fee in the amount of Nine Hundred Five Thousand Dollars ($905,000.00) in connection with Manager coordinating the work and activities of various third party construction projects affecting the Project, including, but not limited to, the construction of certain roadway and utility infrastructures at the direction of the Jacksonville Economic Development Commission, the construction of residential developments and multifamily developments adjacent to the Project and the construction of a retail store building by Wal-Mart. Such fee shall be earned and paid in accordance with a milestone schedule to be agreed upon by Owner and Manager.

      15.5. REIMBURSEMENTS. In addition to the foregoing amounts, Manager shall receive the Expense Amount, payable in twenty four (24) equal monthly installments commencing with the start of construction.

      15.6. TENANT COORDINATION FEE. If Owner (by majority vote of the Investment Committee of Owner) requests that Manager engage in tenant coordination services, Owner shall pay Manager a tenant coordination fee ("Tenant Coordination Fee") equal to the then market rates, but not less than One Dollar ($1.00) per square foot of gross leaseable area for each lease executed in the Shopping Center. Such fee shall be paid in consideration of Manager coordinating all tenant related construction work. Such fee shall be paid at the time such space is delivered to tenant.

      15.7. WAIVER. Anything contained in this Agreement to the contrary notwithstanding, to the extent that there are insufficient funds generated by the Loans and the "Initial Capital Contributions" of the "Members" of Owner (as such terms are defined in the Limited Liability Company Agreement of Owner ["LLC Agreement"]) to pay the entire amount of the Development Fee and the Third Party Coordination Fee, any such deficiency shall be waived by Manager and shall not be payable.

                                  ARTICLE XVI.
                                   TERMINATION

      16.1. TERMINATION. Owner may not terminate this Agreement unless one of the following events has occurred and (other than with respect to (b), (c) or (e) below) is continuing at the time such notice is given:

            (a) A default by Manager in the performance of any of its obligations under this Agreement and, as applicable, (i) the failure of Manager to cure such default within thirty (30) days after written notice is given by the Owner to Manager specifying the nature of such default, or (ii) if the default in question is curable but is of such a nature that it cannot reasonably be completely cured within such thirty (30) day period, the failure of Manager to commence the curing of such default promptly after receiving such notice from the Owner and Manager's failure thereafter to proceed with diligence to complete the curing thereof, as soon as is reasonably practical.

            (b) The sale of the Project.

            (c) The dissolution of the Owner.

            (d) If Manager should be adjudged to be bankrupt or should make a general assignment for the benefit of its creditors, or if a petition for arrangement with creditors or for reorganization shall be filed, whether voluntarily or involuntarily, by or against Manager, or if a receiver should be appointed on account of such entity's insolvency, unless in the case of a bankruptcy, this Agreement shall be approved by the appropriate court within thirty (30) days of the date Manager shall be adjudged a bankrupt.

            (e) In the event that, following the third full calendar year after the opening of the Project for business to the public, the "Cash Flow" (as defined in the LLC Agreement) generated by the Project (as defined in the LLC Agreement) in any calendar year, is not sufficient to provide a ten percent (10%) return noncompounded, for such calendar year, on each Member's unreturned capital invested in the Company on an average daily basis during such calendar year, so long as such notice of termination is given within ninety (90) days of the end of such calendar year.

                                 ARTICLE XVII.
                                  EXCULPATION

      17.1. OWNER'S EXCULPATION. Anything in this Agreement to the contrary notwithstanding, Manager accepts and agrees that each of the covenants, undertakings and agreements herein made on the part of the Owner, while in the form purporting to be covenants, undertakings and agreements of the Owner, are, nevertheless, made and intended not as personal covenants, undertakings and agreements but are made and intended for the purpose of binding only the Owner's interest in the Premises and Improvement and that no personal liability and personal responsibility shall accrue to Owner hereunder, such personal liability and personal responsibility, if any, being expressly waived and released by Manager.

      The Manager further agrees not to seek or enforce any judgments (including but not limited to deficiency judgments, and any and all other judgments) obtained against the Owner beyond the interests of the Owner in the Project.

                                 ARTICLE XVIII.

                                  MISCELLANEOUS

      18.1. NOTICES. All notices, demands or consents provided for in this Agreement shall be in writing and shall be given to Owner or Manager at the address set forth below or at such other address as they may specify thereafter in writing

      OWNER:              Ramco Jacksonville LLC
                          31500 Northwestern Highway, Suite 300
                          Farmington Hills, MI 48334

      MANAGER:            Ramco-Gershenson, Inc.
                          31500 Northwestern Highway, Suite 300
                          Farmington Hills, MI 48334

      18.2. CAPTIONS AND HEADINGS. The captions, subheadings and margin notes are for convenience only and are not to be construed to modify or limit the terms, provisions or conditions hereof.

      18.3. ENTIRE AGREEMENT. This Agreement constitutes the entire contract between the parties. No provisions of this Agreement shall be changed or modified, nor shall this Agreement be discharged, in whole or in part, except by an Agreement in writing signed by the party against whom the change, modification or discharge is claimed or sought to be enforced.

      18.4. WAIVER. No waiver of any of the conditions or provisions of this Agreement or of any of the rights of either party hereunder shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given, consented to or suffered the waiver.

      18.5. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Michigan.

      18.6. SEVERABILITY. If any clauses or provisions of this Agreement is illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

      18.7. BINDING EFFECT. All of the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns becoming such in accordance with the terms hereof.

      18.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. The English language version of this Agreement shall prevail over any translation thereof.

      18.9. NO JOINT VENTURE. This Agreement is not intended to, and shall not, create a partnership or joint venture among the parties, and no party to this Agreement shall have the power or authority to bind any other party except as explicitly provided in this Agreement.

      18.10. CONFIDENTIALITY. Manager agrees to keep confidential any non-public information regarding the Project that it acquires, discovers or learns during the term of this Agreement in its capacity as the construction manager of the Project and shall not disclose or publicize the same without the prior written consent of Owner or Construction Lender, except that Manager may disclose such matters (i) as may be required or prudent in connection with the performance of its duties authorized under this Agreement and/or (ii) to the extent required by applicable law or court order.

      18.11. COOPERATION. In the event of a sale, assignment, mortgage or other transfer of all or a portion of the Project, or any interest therein including any interest in Owner, directly or indirectly, the Manager shall, upon reasonable notice (i) make available to the prospective transferee, during reasonable business hours, all records in its possession; and (ii) cause the managing personnel involved directly or indirectly in the affairs of the Project to cooperate with Owner. Manager, at the request of Owner, shall enter into agreements with the lenders providing financing to Owner encumbering all or any part of the Project, pursuant to which agreements Manager will (a) recognize the collateral rights, if any, of such lenders with respect to this Agreement, and
(b) acknowledge that if any such lender forecloses upon the Project, such lender or its assignee shall not be liable for any act or omission of Owner under this Agreement prior to the date of such foreclosure or assignment.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                OWNER:

                                RAMCO JACKSONVILLE LLC,
                                a Michigan limited liability company

                                By: Ramco-Gershenson Properties, L.P.,
                                    a Delaware limited partnership,
                                    its manager

                                    By: Ramco-Gershenson Properties
                                        Trust, a Maryland real estate
                                        investment trust, its general partner

                                        By: /s/ Richard J. Smith

                                        Its: Chief Financial Officer

                                MANAGER:
                                RAMCO-GERSHENSON, INC.
                                A Michigan corporation

                                By: /s/ Richard J. Smith
                                Its: Chief Financial Officer

                                 EXHIBIT 14.1(a)

                               Leasing Guidelines

(1) In addition to any other approvals required by these Leasing Guidelines or the Agreement, written approval of Owner is required for any lease, renewal or extension of a lease which:

      (A) contains any rights of first refusal or expansion rights on additional rentable space at the Inline Site portion of the Project; or

      (B) requires any material modification to the Inline Site portion of the site plan for the Project; or

      (C) provides for the reduction in Annual Rent for such lease which is more than five percent (5%) less than the pro forma for such tenant's space.

No such approval shall be required, however, and Construction Lender each approve such lease.

As used herein, "Annual Rent" shall mean the annual minimum rental, together with any percentage rent, common area maintenance charges, insurance costs and real estate taxes, which is payable by a tenant under a lease or set forth and approved in the Operating Budget. In determining whether a proposed lease is within these Leasing Guidelines, the Annual Rent set forth in the lease proposal shall be compared to the Annual Rent for the space set forth in the Operating Budget.

Any proposed lease which is approved by the Mezzanine Lender and Construction Lender shall be deemed approved by Owner. No approval shall be required for any lease of under twenty five thousand (25,000) square feet which is within the parameters set forth in the Operating Budget and is for an initial term of less than ten (10) years. All proposed leases and other information deemed relevant in respect of a proposed tenancy requiring approval hereunder shall be sent to the Construction Lender and Owner at the same time. The failure of any of the Construction Lender and Owner to approve or reject (to be exercised in such party's reasonable discretion) in writing any proposed lease, renewal or extension of a lease or proposed tenant improvement described above within ten
(10) days of Owner's delivery of the proposal containing all material terms of such lease, including, without limitation, the term (including any renewal or termination options), rent, tenant improvement allowance and/or any concessions given to the proposed tenant in connection with such proposed lease, the square footage and exact location of the premises to be leased, and any financial information and general information regarding the financial strength and general reputation of the proposed tenant (the foregoing being hereafter referred to as the "Lease Proposal") and shall be deemed an approval of such proposed lease, renewal or extension or such proposed tenant improvements.

(2) Manager shall make the Project as a first-class shopping center with the tenant mix customary for a shopping center of the quality of the Project. Under no circumstances will the Manager permit leases with tenants in violation of the Master Agreement of Easements, Covenants and Restrictions affecting the Project.

                                       2